Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

between

BRE/ST. FRANCIS L.L.C., the SELLER

and

SHC St. Francis, L.L.C., the BUYER

Dated as of April 4, 2006

Table of Contents

- i -

- ii -

- iii -

SECTION 15.15. Severability	52
SECTION 15.16. Section Headings	52
SECTION 15.17. Counterparts	52
SECTION 15.18. Acceptance of Deed	53
SECTION 15.19. Construction	53
SECTION 15.20. Recordation	53
SECTION 15.21. Waiver of Jury Trial	53
SECTION 15.22. Time is of the Essence	53
SECTION 15.23. Books and Records	53

Exhibits

Exhibit A	-	Form of Assignment of Leases
Exhibit B	-	Form of Assignment of Contracts
Exhibit C	-	Form of Deed
Exhibit D	-	Form of Bill of Sale
Exhibit E	-	Form of Assignment of Intangibles
Exhibit F	-	Form of FIRPTA Certificate
Exhibit G	-	Form of Liquor Assets Purchase and Sale Agreement
Exhibit H	-	Form of Title Affidavit
Exhibit I-1	-	Form of Tenant Estoppel
Exhibit I-2	-	Form of VS Seller Estoppel

Schedules

Schedule A	-	Land
Schedule B	-	Seller’s Manager SNDA
Schedule C	-	Tower Phase IV Guest Room Renovation Project
Schedule D	-	Phase 9 Bathroom Renovation Project
Schedule E	-	Window Washing Equipment
Schedule F	-	FF&E - Suites
Schedule 3.1(c)	-	Consents
Schedule 3.2(a)	-	Operating Agreements
Schedule 3.2(b)	-	Union Agreements
Schedule 3.2(c)	-	Tenant Leases
Schedule 3.2(d)	-	Brokerage Commissions
Schedule 3.2(f)	-	Litigation
Schedule 3.2(g)	-	Bookings
Schedule 3.2(j)	-	Licenses and Permits

- iv -

Schedule 4.3(c)	-	Average Contribution to Multiemployer Plans
Schedule 10.1(f)	-	Security Deposits Held by the Seller

- v -

EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE

AGREEMENT OF PURCHASE AND SALE (this “Agreement”), made as of the 4th day of April, 2006 between BRE/ST. FRANCIS L.L.C., a Delaware limited liability company (the “Seller”), and SHC ST. FRANCIS, L.L.C., a Delaware limited liability company (the “Buyer”).

Background

A.           The Seller is the owner of the land more particularly described in Schedule A attached hereto (the “Land”). The Seller is also the owner of the hotel facility located on the Land having an address at 335 Powell Street, San Francisco, California and commonly known as “The Westin St. Francis” (the “Hotel”). The Land and the Hotel shall be referred to herein, collectively, as the “Property” the Property and the Asset-Related Property (as defined below) shall be referred to herein as the “Asset”).

B.           The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the Asset on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.   Defined Terms. The capitalized terms used herein will have the following meanings.

“Accounts Receivable” means all amounts which the Seller is entitled to receive from the operation of the Hotel, but are not paid as of the Closing, including, without limitation, charges for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, or any other goods or services provided by or on behalf of Seller at the Hotel, but expressly excluding (i) any credit card charges and checks which Seller has submitted for payment as of the Closing and (ii) all amounts outstanding under Mina Group Note.

“Agreement” shall mean this Agreement of Purchase and Sale, together with the exhibits and schedules attached hereto, as the same may be amended, restated, supplemented or otherwise modified.

“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning assigned thereto in subsection 4.1(f)(ii).

“Asset” shall have the meaning assigned thereto in “Background” paragraph A.

“Asset File” shall mean the materials with respect to the Asset previously delivered to the Buyer or its representatives by or on behalf of the Seller or made available to the Buyer at the Property, at the offices of Broker or on the data room website created by Broker.

“Asset-Related Property” shall have the meaning assigned thereto in subsection 2.1(b).

“Assigned Accounts Receivable” shall have the meaning assigned thereto in subsection 10.3(b)(i).

“Assignment of Contracts” shall have the meaning assigned thereto in subsection 6.2(a)(v).

“Assignment of Intangibles” shall have the meaning assigned thereto in subsection 6.1(a)(iii).

“Assignment of Leases” shall have the meaning assigned thereto in subsection 6.1(a)(i).

“Back Pay” shall have the meaning assigned thereto in subsection 10.1(n)(ii).

“Basket Limitation” shall mean an amount equal to $2,000,000.

“Bill of Sale” shall have the meaning assigned thereto in subsection 6.2(a)(ii).

“Bookings” shall have the meaning assigned thereto in subsection 2.1(b)(viii).

“Broker” shall mean Eastdil Secured.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in the New York City, New York.

“Buyer” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Buyer-Related Entities” shall have the meaning assigned thereto in Section 11.1.

“Buyer Waived Breach” shall have the meaning assigned thereto in 11.3.

“Buyer’s Financing” shall have the meaning assigned thereto in Section 4.5.

“Buyer’s Lender” shall have the meaning assigned thereto in Section 4.5.

“Buyer’s Manager SNDA” shall have the meaning assigned thereto in Section 4.5.

“Cap Limitation” shall mean an amount equal to $13,200,000.

“Claims” shall have the meaning assigned thereto in Section 7.3.

“Closing” shall have the meaning assigned thereto in subsection 2.4(a).

“Closing Date” shall have the meaning assigned thereto in subsection 2.4(a).

“Closing Documents” shall mean any certificate, assignment, instrument or other document delivered pursuant to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Condition of the Asset” shall have the meaning assigned thereto in subsection 7.3(b).

“Cut-Off Time” shall have the meaning assigned thereto in subsection 10.1.

“Deed” shall have the meaning assigned thereto in subsection 6.2(a)(i).

“Earnest Money” shall have the meaning assigned thereto in subsection 2.3(a).

“Employees” shall mean, at any time, all employees of the Manager who are employed (whether full-time or part-time) at the Hotel at such time.

“Equipment Leases” shall have the meaning assigned thereto in subsection 2.1(b)(vii).

“Escrow Account” shall have the meaning assigned thereto in subsection 15.5(a).

“Escrow Agent” shall have the meaning assigned thereto in subsection 2.3(a).

“Executive Order” shall have the meaning assigned thereto in subsection 4.1(f)(ii).

“Existing Survey” shall mean that certain survey of the Property prepared by Slooten Consulting Inc. and dated December 21, 1999 and last revised on April 26, 2005.

“Expired Union Agreements” shall have the meaning assigned thereto in subsection 10.1(n)(ii).

“FF&E” shall have the meaning assigned thereto in subsection 2.1(b)(ii).

“Governmental Authority” shall mean any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

“Government List” shall have the meaning assigned thereto in subsection 4.1(f)(v).

“Guest Ledger” means any and all charges accrued to the open accounts of any guests or customers at the Hotel as of the Cut-Off Time for the use and occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Hotel, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller.

“Hazardous Materials” shall have the meaning assigned thereto in subsection 7.3(b)(i).

“Hotel” shall have the meaning assigned thereto in “Background” paragraph A.

“Intangible Property” shall have the meaning assigned thereto in subsection 2.1(b)(xiii).

“Inventories” shall have the meaning assigned thereto in subsection 2.1(b)(xi).

“IRS” shall mean the Internal Revenue Service.

“IRS Reporting Requirements” shall have the meaning assigned thereto in subsection 15.4(c).

“Land” shall have the meaning assigned thereto in “Background” paragraph A.

“Licenses and Permits” shall have the meaning set forth in subsection 2.1(b)(iii).

“Lightwell Contract” shall mean that certain Standard Form Agreement Between Owner and Contractor dated as of January 1, 2006 between Seller (as BRE/St. Francis LLP [sic]) and Rainbow Waterproofing & Reconstruction Co. (together with all attachments and supplements thereto).

“Liquor Assets” shall have the meaning assigned thereto in subsection 4.2(a).

“Liquor Assets Purchase and Sale Agreement” shall have the meaning assigned thereto in subsection 4.2(a).

“Liquor Authorities” shall have the meaning assigned thereto in subsection 4.2(a).

“Liquor Licenses” shall have the meaning assigned thereto in subsection 4.2(a).

“Losses” shall have the meaning assigned thereto in Section 11.1.

“Management Agreement” shall mean that certain Amended and Restated Management Agreement, which is dated as of August 21, 1986, as amended by that certain First Amendment to Amended and Restated Management Agreement, dated as of June 2, 1994, as further amended by that certain Second Amendment to Amended and Restated Management Agreement, dated as of September 1, 1999, as further amended by that certain Amended and Restated Second Amendment to Amended and Restated Management Agreement dated as of

April 25, 2000 as assigned to Manager pursuant to that certain Assignment and Assumption of Management Agreements, dated as of December 31, 1997 and as assigned to Seller pursuant to that certain Assignment and Assumption of Management agreement dated as of April 26, 2000, pursuant to which Manager is to provide management and other services with respect to the Property.

“Manager” shall mean St. Francis Hotel Corporation, successor in interest to Westin Hotel Company.

“Manager Acknowledgement” shall have the meaning assigned thereto in Section 4.5.

“Manager’s Estoppel” shall have the meaning assigned thereto in subsection 3.4(d).

“Material Casualty” shall have the meaning assigned thereto in subsection 9.2(b).

“Material Condemnation” shall have the meaning assigned thereto in subsection 9.2(b).

“Mina Group Note” shall have the meaning assigned thereto in subsection 2.1(c)(iii).

“Mina Group Security Agreement” shall mean that certain Security Agreement dated as of November 19, 2003 between Seller and Mina Group LLC.

“Multiemployer Plans” shall have the meaning assigned thereto in Section 4.3(c).

“Natural Hazard Expert” shall have the meaning assigned thereto in subsection 7.4(b).

“Operating Agreements” shall mean all maintenance, service and supply contracts, management agreements, credit card service agreements, booking and reservation agreements, and all other contracts and agreements which are held by the Seller in connection with the operation of the Hotel, other than the Management Agreement, Tenant Leases, Equipment Leases, Union Agreements and Licenses and Permits.

“Permitted Exceptions” shall mean (i) the matters set forth in the Title Commitment and on the Existing Survey, (ii) the Management Agreement, Tenant Leases, Union Agreements, Operating Agreements and other contracts affecting the Property and any Tenant Leases, Union Agreements, Operating Agreements or other contracts entered into after the date hereof, and in accordance with the terms of this Agreement, (iii) liens for current real estate taxes which are not yet due and payable, but not any “escaped” taxes, (iv) standard exceptions and provisions contained in forms of title insurance policies, (v) discrepancies, conflicts in boundary lines, shortages in area, encroachments and any state of facts which a survey of the Property would disclose, (vi) subject to the adjustments provided for herein, any service, installation, connection or maintenance charge, and charges for sewer, water, electricity, telephone, cable television or gas due after the Cut-Off Time, (vii) rights of tenants to remove trade fixtures at the expiration of the term of the Tenant Leases of such tenants, and, (viii) any title exception which is waived by Buyer pursuant to subsection 8.3(b).

“Person” shall mean a natural person, partnership, limited partnership, limited liability company, corporation, trust, estate, association, unincorporated association or other entity.

“Post Effective Date Monetary Encumbrance” shall have the meaning assigned thereto in subsection 8.3(c).

“Post Effective Date Seller Encumbrance” shall have the meaning assigned thereto in subsection 8.3(a).

“Property” shall have the meaning assigned thereto in “Background” paragraph A.

“Purchase Price” shall have the meaning assigned thereto in subsection 2.2(a).

“Releasees” shall have the meaning assigned thereto in Section 7.3.

“Replacement Estoppel” shall have the meaning assigned thereto in subsection 3.4(e).

“Reporting Person” shall have the meaning assigned thereto in subsection 15.4(c).

“Retail Merchandise” shall have the meaning assigned thereto in subsection 2.1(b)(xii).

“Seller” shall have the meaning assigned thereto in the Preamble to this Agreement.

“Seller-Related Entities” shall have the meaning assigned thereto in Section 11.2.

“Seller’s Knowledge” shall mean the actual knowledge of the Seller based upon the actual knowledge of Karen Sprogis or John Ceriale without any duty on the part of such Person to conduct any independent investigation or make any inquiry of any Person.

“Seller’s Manager SNDA” shall mean that certain Assignment and Subordination of Management Agreement and Consent of Manager dated as of April 26, 2000 among Seller, Manager and Bank of America, a copy of which is attached hereto as Schedule B.

“SFHMEG” shall mean the San Francisco Hotels Multiemployer Group.

“Tenant Estoppel” shall have the meaning assigned thereto in subsection 3.4(e).

“Tenant Leases” shall have the meaning assigned thereto in subsection 2.1(b)(vi).

“Termination Notice” shall have the meaning assigned thereto in subsection 7.2(b).

“Title Company” shall have mean Fidelity National Title Company.

“Title Commitment” shall mean that certain title report issued by the Title Company, dated March 3, 2006 and referred to as order number 06-143519-JJ.

“Title Policy” shall mean a CLTA owner’s title insurance policy without endorsements issued by the Title Company insuring the Buyer’s title to the Property subject only to the Permitted Exceptions in an amount equal to the Purchase Price.

“Transferred Employees” shall have the meaning assigned thereto in subsection 4.3(b).

“UCC” shall mean the Uniform Commercial Code.

“Union Agreements” shall mean collectively, those certain agreements referred to on Schedule 3.2(b) attached hereto and made a part hereof.

“VS Seller Estoppel” shall have the meaning assigned thereto in subsection 3.4(e).

“Victoria’s Secret” shall mean Victoria’s Secret Stores, Inc.

“WARN Act” means the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local Applicable Law, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto.

ARTICLE II

SALE, PURCHASE PRICE AND CLOSING

SECTION 2.1. Sale of Asset.

(a)          On the Closing Date and pursuant to the terms and subject to the conditions set forth in this Agreement, the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Asset.

(b)          The transfer of the Asset to the Buyer shall include the transfer of all Asset-Related Property. For purposes of this Agreement, “Asset-Related Property” shall mean all of the Seller’s right, title and interest in and to the following:

(i)                  all easements, covenants and other rights appurtenant to the Land and all right, title and interest of the Seller, if any, in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Land and to the center line thereof;

(ii)                 all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other equipment and other personal property which are now, or may hereafter prior to the Closing Date may be, placed in or attached to the Property and are used in connection with the operation of the Property (but not including items owned or leased by tenants or which are leased by the Seller) (the “FF&E”);

(iii)                to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated, other than the existing Liquor License (the “Licenses and Permits”);

(iv)                to the extent assignable, all warranties, if any, issued to the Seller by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Property; provided, however that to the extent not assignable, and upon prior written notice to Seller, Seller shall enforce such warranties on Buyer’s behalf at no cost to Seller.

(v)	to the extent assignable, all Operating Agreements;

(vi)                all leases, subleases, licenses, contracts and other agreements, granting a real property interest to any other Person for the use and occupancy of all or any part of the Property, other than the Bookings (the “Tenant Leases”) and all security and escrow deposits or other security held by or for the benefit of, or granted to Seller in connection with, such Tenant Leases;

(vii)               all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Hotel and used in the operation of the Hotel which are held by or on behalf of Seller (the “Equipment Leases”), together with all deposits made thereunder;

(viii)             all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Hotel for dates after the Closing Date (the “Bookings”), together with all deposits held by Seller with respect thereto;

(ix)	all Accounts Receivable as set forth in Section 10.3;

(x)                 all items included within the definition of “Property and Equipment” under the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items, subject to such depletion prior to the Closing Date as shall occur in the ordinary course of business;

(xi)                all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Hotel, such as provisions in storerooms,

refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Hotel, or ordered for future use at the Hotel as of the Closing, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under Applicable Law (the “Inventories”);

(xii)               all merchandise located at the Hotel and held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel as of the Cut-Off Time, but not including any such merchandise owned by any tenants at the Property or by the Manager (“Retail Merchandise”);

(xiii)             to the extent Seller’s rights and interests therein are assignable, all names, tradenames, trademarks, service marks, logos, and other similar proprietary rights and all registrations or applications for registration of such rights to the used by the Seller in the operation of the Hotel (the “Intangible Property”);

(xiv)	the Union Agreements;
(xv)	the Lightwell Contract;
(xvi)	the Management Agreement; and

(xvii)            to the extent in Seller’s possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Hotel, all books and records, if any, related to the Hotel, and any goodwill of Seller related to the Hotel; provided, however that Seller may retain a copy of all books and records.

(c)          Excluded Property. Notwithstanding anything to the contrary in Section 2.1(a) and (b), the property, assets, rights and interests set forth in this Section 2.1(c) are expressly excluded from the Asset:

(i)                  Cash. Except for deposits expressly included in Section 2.1(a) and (b), all cash on hand or on deposit in any house bank, operating account or other account maintained in connection with the ownership of the Hotel, including, without limitation, any reserves maintained by Seller or Manager required by the Management Agreement (subject to Section 10.1(r)).

(ii)                 Third Party Property. Any fixtures owned by (A) the lessor under any Equipment Leases, (B) the supplier or vendor under any other Contracts, (C) the tenant under any Tenant Lease, (D) any Employees, (E) the Manager or (F) any guests or customers of the Hotel.

(iii)                Mina Group Note. The promissory note in the original principal amount of $180,000 made by Mina Group, LLC to the order of Seller (the “Mina Group Note”).

SECTION 2.2. Purchase Price.

(a)          The consideration for the purchase of the Asset shall be FOUR HUNDRED FORTY MILLION DOLLARS and no cents ($440,000,000) (the “Purchase Price”), which shall be paid by the Buyer to the Seller at the Closing in immediately available funds by wire transfer to such accounts or accounts that the Seller shall designate to the Buyer; provided that such amount shall be reduced by the Earnest Money and adjusted for Closing adjustments as described in Article X below.

(b)          No adjustment shall be made to the Purchase Price except as explicitly set forth in this Agreement.

(c)          Seller and Buyer will agree prior to Closing to an allocation of the Purchase Price among the (i) Land, (ii) building improvements, (iii) FF&E and (iv) land improvements for federal tax purposes. Seller and Buyer acknowledge and agree that the allocation at Closing shall represent the Parties’ good faith judgment as to the fair market value of the Asset. Seller and Buyer shall file all federal tax returns, in accordance with such allocation, as the same may be adjusted pursuant to Sections 10.1 and 10.2 and in accordance with Section 1060 of the Code and the regulations promulgated thereunder. The provisions of this subsection shall survive the Closing without limitation.

SECTION 2.3.   Earnest Money.

(a)          On the day immediately following the date hereof, the Buyer shall deposit with the Title Company, as escrow agent (in such capacity, “Escrow Agent”), cash in an amount equal to $20,000,000 (such cash deposit, together with all accrued interest thereon, shall be referred to as the “Earnest Money”). The Earnest Money is nonrefundable to the Buyer except as otherwise expressly provided in this Agreement.

(b)          Upon delivery by the Buyer to Escrow Agent, the Earnest Money will be deposited by Escrow Agent in an interest-bearing account acceptable to the Buyer and the Seller and shall be held in escrow in accordance with the provisions of Section 15.5. All interest earned on the Earnest Money while held by Escrow Agent shall be paid to the party to whom the Earnest Money is paid, except that if the Closing occurs, the Buyer shall receive a credit for such interest in accordance with subsection 2.2(a).

SECTION 2.4.   The Closing. (a) The closing of the sale and purchase of the Asset (the “Closing”) shall take place on June 1, 2006 (such date, the “Closing Date”), Time Being Of The Essence with respect to Buyer’s and Seller’s obligations hereunder on the Closing Date, subject only to the rights to adjourn the Closing Date expressly provided in this Agreement.

(b)          The Closing shall be held on the Closing Date at 10:00 A.M. at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, or at such other location agreed upon by the parties hereto.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

SECTION 3.1.   General Seller Representations and Warranties. The Seller hereby represents and warrants to the Buyer as follows:

(a)          Formation; Existence. It is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)          Power and Authority. It has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions provided for in this Agreement have been duly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)          No Consents. Except as set forth in Schedule 3.1(c), no consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)          No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the sale of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)          Foreign Person. The Seller is not a “foreign person” as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder.

SECTION 3.2.   Representations and Warranties of the Seller as to the Asset. The Seller hereby represents and warrants to the Buyer as follows:

(a)          Operating Agreements. To Seller’s Knowledge, all Operating Agreements (and any amendments or modification thereof) affecting the Property are set forth on Schedule 3.2(a)

attached hereto and the same have not been modified or amended, except as shown in such documents. Seller has delivered or made available to Buyer true and complete copies of all such Operating Agreements. To Seller’s Knowledge, all such Operating Agreements are in full force and effect, and, to the Seller’s Knowledge, there are no defaults by any party under any such Operating Agreement.

(b)          Employees; Union Agreements. (i) Seller does not have any employees. All employees of the Hotel are employees of the Manager.

(ii) Neither the Seller nor the Manager is a party to any collective

bargaining agreement or other contract or agreement with any labor organization other                 than the Union Agreements.

(iii) As of the date hereof, Seller has not received any written notice of any claim of unfair labor practices which has not been settled or otherwise cured.

(c)      Leases. Schedule 3.2(c) sets forth a correct and complete list of the Tenant Leases and Equipment Leases for the Hotel as of the date hereof, and Seller has delivered or made available to Buyer a true and complete copy of the Tenant Leases and Equipment Leases (including all amendment, modifications and other agreements with respect thereto). Except as set forth in Schedule 3.2(c), as of the date hereof, (a) all such Equipment Leases and Tenant Leases are in full force and effect, and (b) neither Seller nor, to Seller’s Knowledge, Manager, has given or received any written notice of any breach or default under any of the Tenant Leases or Equipment Leases that has not been cured.

(d)        Brokerage Commissions. There are no unpaid brokerage commissions or finders’ fees payable by the landlord with respect to the current or any renewal term of any of the Tenant Leases other than those set forth on Schedule 3.2(d) attached hereto and the Seller has no agreement with any broker with respect to any renewal term of any Tenant Lease except as set forth in Schedule 3.2(d).

(e)      Condemnation. As of the date hereof, there is no pending condemnation or similar proceedings affecting the Property, and to Seller’s Knowledge, no such action is threatened or contemplated.

(f)       Litigation. Except as disclosed in Schedule 3.2(f) attached hereto, as of the date hereof, there are no actions, suits or proceedings pending against or affecting the Asset in any court or before or by an arbitration tribunal or regulatory commission, department or agency and to Seller’s Knowledge, no such actions, suits or proceedings has been threatened or contemplated.

(g)      Bookings. Schedule 3.2(g) sets forth a correct list of all Bookings for the Hotel as of the date hereof.

(h)      Financial Statements. Seller has delivered correct and complete copies of the operating statements for the Hotel as of Dec. 31, 2004 and December 31, 2005, which were received by Seller from Manager (collectively, the “Financial Statements”).

(i)           Management Agreement. Seller has delivered or made available to Buyer a true and complete copy of the Management Agreement. There are no existing management contracts or franchise agreements relating to the Property other than the Management Agreement. Seller has neither given nor received any written notice of any breach or default under the Management Agreement as of the date hereof.

(j)    Licenses and Permits. To Seller’s Knowledge, all Licenses and Permits currently used in the operation of the Hotel are listed on Schedule 3.2(j) attached hereto and Seller has made or will make available to Buyer copies of all Licenses and Permits. To Seller’s Knowledge, neither Seller nor Manager has received a written notice from any applicable governmental authority of any violation, default, intended or threatened non-renewal, suspension or revocation of any of the Licenses and Permits, the loss of which would have a material adverse effect on the present use and occupancy of the Hotel.

(k)   Environmental Matters. Neither Seller nor, to Seller’s Knowledge, Manager has received any written notice from any governmental or regulatory authority of a violation of any applicable Environmental Laws, which have not been corrected. For the purposes of this Section, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and rules in effect on the date of this Agreement relating to the protection of the environment or to the use, transportation and disposal of Hazardous Materials.

(l)    Real Estate Taxes. Neither Seller nor, to Seller’s Knowledge, Manager has received written notice from any tax assessor of any proposed increase in real estate taxes with respect to the Hotel, provided that Buyer acknowledges that the Property will be re-assessed upon Closing of the sale contemplated by this Agreement.

(m)         Title to FF&E. Other than leased FF&E covered by an Equipment Lease, Seller has good title to the FF&E owned by it and used in connection with the operation of the Hotel owned by it, which in each case shall be free and clear of all liens and encumbrances as of the Closing Date, subject only to the related Permitted Exceptions.

(n)          Purchase Rights. There are no purchase contracts, options or other agreements of any kind, whereby any person or entity other than Buyer will have acquired or will have any right to acquire title to all or any portion of the Hotel, in each case except as may be set forth in the Tenant Leases.

(o)          Retail Merchandise. There is no material merchandise located at the Hotel that is held for sale to guests and customers of the Hotel, or ordered for future sale at the Hotel, other than Inventory and such merchandise owned by any tenants of the Property.

(p)          Lightwell Contract. To Seller’s Knowledge, the Lightwell Contract (and any amendments or modification thereof) has not been modified or amended, except as shown in such documents. Seller has delivered or made available to Buyer true and complete copies of the

Lightwell Contract. To Seller’s Knowledge, the Lightwell Contract is in full force and effect, and, to the Seller’s Knowledge, there are no defaults by any party under the Lightwell Contract.

SECTION 3.3. Limitations on Representations and Warranties of the Seller.

If the representations and warranties relating to the Tenant Leases, the Operating Agreements and the Management Agreement set forth in subsection 3.2 and the status of the tenants, Manager or contract parties thereunder contained herein were true and correct as of the date of this Agreement, no change in circumstances or status of the tenants (e.g., defaults, bankruptcies or other adverse matters relating to such tenant or contract party) occurring after the date hereof shall permit the Buyer to terminate this Agreement or constitute grounds for the Buyer’s failure to close).

SECTION 3.4.   Covenants of the Seller Prior to Closing. From the date hereof until Closing or earlier termination of this Agreement, the Seller or the Seller’s agents shall:

(a)          Insurance. Keep the Property insured against fire and other hazards in such amounts and under such terms as the Seller deems advisable and otherwise in accordance with the Management Agreement.

(b)          Conduct of Business; Maintenance and Operation of Property. Between the date of execution of this Agreement and the Closing Date, Seller shall continue to carry on the business and maintain the Hotel as currently conducted and consistent with the Management Agreement. Seller will:

(i)          operate, manage, and maintain the Hotel in accordance with the Manager’s standards as currently employed at the Hotel, including, without limitation, (A) using commercially reasonable efforts to keep a level of employment at the Hotel sufficient for the normal operations of the Hotel as currently conducted and to preserve its relations with guests, suppliers and other parties doing business with Seller with respect to the Property and (B) accept Bookings in the ordinary course of business, and use commercially reasonable efforts to retain such Bookings.

(ii)        keep, observe, and perform all of its material obligations under the Tenant Leases, the Operating Agreements, the Equipment Leases, the Management Agreement and all other applicable contractual arrangements relating to the Hotel;

(iii)       keep merchandise, supplies and inventory adequately stocked, consistent with the standards set forth in the Management Agreement, as if the sale of the Hotel were not to occur,

(iv)       not grant any free rent, rebate or other concession to any present or future tenant, other than in the ordinary course of business, without Buyer's prior written consent;

(v)        not sell or assign, or enter into any agreement to sell or assign the Hotel or any portion thereof, except the provision of rooms or other facilities at the Hotel in the ordinary course of business;

(vi)       not intentionally create any liens or encumbrances other than the Permitted Exceptions and other encumbrances that would be released at Closing;

(vii)      make or cause to be made payment for all goods and services which have been provided in connection with the Hotel in the ordinary course of business;

(viii)     promptly notify Buyer of receipt by Seller, or any of its agents of any written notice of any violations of zoning, building, fire, health, environmental or other statutes, ordinances, regulations or orders relating or referring to the Property, the Hotel or other improvements on the Land or of any written claim or notice of dispute relating to or affecting the Hotel, and Seller will send a copy to Buyer of any such notice within five (5) business days of receipt;

(ix)       not remove nor permit to be removed any of the Personal Property from the Hotel unless any such item is (A) replaced by a substitute of equal or greater value, (B) an obsolete item of Personal Property, or (C) otherwise in the ordinary course of business;

(x)        reasonably assist Buyer, at no cost to Seller, in applying for and securing any licenses, including, but not limited to permits, certificates of occupancy or other authorizations which Buyer may require or reasonably deem desirable in connection with its acquisition of the Hotel;

(xi)      promptly notify Buyer of any action, suit or other proceedings pending or, to the knowledge of Seller, threatened against Seller in writing or affecting the Property before any court or governmental authority.

(b)          New Operating Agreements. Without the prior written consent of the Buyer, which consent shall not be unreasonably withheld or delayed, not enter into any third party contracts, or renew, amend or supplement any third party contracts; provided that the Seller may enter into or renew third party contracts, or amend or supplement such third party contracts, without the Buyer’s consent if such contract is entered into (or renewed, amended, or supplemented, as the case may be) in the course of customary maintenance and repairs at the Property, and (i) is necessary as a result of an emergency at the Property, or, (ii) is terminable on 30 days or less notice, without penalty. If the Seller enters into or renews any third party contracts, or amends or supplements any third party contracts, after the date of this Agreement, then the Seller shall promptly provide written notice and a copy thereof to the Buyer and unless the same required the Buyer’s approval pursuant to this paragraph and such approval was not obtained, the Buyer shall assume such contract at Closing and the schedule of contracts attached to the Assignment of Contracts shall be so modified, and such contract shall be deemed added to Schedule 3.2(a) attached hereto and Schedule 3.2(a) shall be deemed amended at the Closing to include such contracts. If a new contract, or a renewal, amendment or supplement to an existing contract, requires the Buyer’s approval and the Buyer does not object within seven days after receipt of a copy of such contract, then the Buyer shall be deemed to have approved such contract.

(c)          New Tenant Leases. Without the prior consent of the Buyer, not execute any new lease, or renew, amend or supplement any existing lease, for space at the Property. If

Buyer’s approval was obtained on a new lease or the renewal, amendment or supplement of an existing lease, the Buyer shall assume such lease at Closing and the schedule of leases attached to the Assignment of Leases shall be so modified, and such lease shall be deemed added to Schedule 3.2(c) attached hereto and Schedule 3.2(c) shall be deemed amended at the Closing to include such leases. If the

Buyer does not object within seven days after receipt of a copy of a request for approval of a new lease, or to the renewal, amendment or supplement of an existing lease, then the Buyer shall be deemed to have approved such new lease, renewal, amendment or supplement, as the case may be.

(d)          Management Agreement. Seller shall promptly (i) notify Manager that it has entered into an agreement with Buyer to sell the Hotel and (ii) request an estoppel certificate from Manager contemplated by Section 6.5 of the Management Agreement certifying (A) that the Management Agreement has not been modified and is in full force and effect (or, if there has been modifications, that the same is in full force and effect as modified and specifying any modifications) and (B) stating whether or not to the best knowledge of the signer of such certificate any default exists, including any Event of Termination (as defined in the Management Agreement), and if so, specifying each default of which the signer may have knowledge (the “Manager’s Estoppel”). Without the prior written consent of the Buyer, Seller shall not renew, amend, supplement or terminate the Management Agreement. If the Seller desires to amend or supplement the Management Agreement.

(e)          Estoppels. Request and use commercially reasonable efforts to obtain estoppel certificates from the tenants under the Tenant Leases in substantially the form attached hereto as Exhibit I-1 (a “Tenant Estoppel”); provided, however, receipt of estoppel certificates from any tenants shall not be a condition precedent to Buyer’s obligations under this Agreement and the matters stated in any such Tenant Estoppel shall not constitute grounds for Buyer to refuse to close. In the event that Victoria’s Secret does not provide a Tenant Estoppel prior to Closing, Seller agrees to deliver a seller estoppel certificate in the form attached hereto as Exhibit I-2 (a “VS Seller Estoppel”), provided, that if at any time, on or after the Closing, the Seller delivers a tenant estoppel certificate with respect to the Victoria’s Secret Tenant Lease (a “Replacement Estoppel”), the Replacement Estoppel shall supersede and replace the VS Seller Estoppel and Seller shall have no liability under the VS Seller Estoppel.

(f)           Tenant Lease Terminations. Shall at the request of Buyer, execute and deliver to Buyer at Closing a termination notice in a form reasonably acceptable to Seller with respect to any Tenant Lease which is expressly terminable by Seller upon sale of the Hotel (the “Lease Termination Notices”). Buyer acknowledges and agrees that Buyer shall prepare all Lease Termination Notices and Seller shall have no liability with respect the effectiveness any Lease Termination Notices and Buyer shall indemnify and hold Seller harmless for any liability resulting from the delivery of such Termination Notices. The indemnification obligations of the immediately preceding sentence shall survive the Closing.

(g)          Financial Statements. Seller acknowledges that as an affiliate of a public company Buyer will require audited financial statements relating to the Hotel for the three (3) full calendar years prior to the Closing Date. Seller will use its commercially reasonable efforts, at no cost to Seller, to cause the accountants that prepared such audited financial statements to permit Buyer and its affiliates to rely on such audits to the extent necessary for Buyer's affiliate to comply with its obligations as a public company. The covenant in the preceding sentence shall survive the Closing.

(h)          Sprinkler Exemption. Within five (5) days from the date hereof, Seller shall apply to the San Francisco Department of Building Inspector, Plumbing Inspection Division for a “historic building” exemption to the provisions of San Francisco Municipal Code Part II, Chapter I, Section 1746 (Ordinance No. 377-93 dated February 15, 1994) (the “Sprinkler Ordinance”) for the historic tower, and shall (at no cost to Seller), through the Closing Date, use its commercially reasonable efforts to obtain the same. Seller agrees that it shall pay any fines or penalties imposed against the Hotel solely with respect to the period between February 15, 2006 and the Closing Date as a result of the new tower being in violation of the Sprinkler Ordinance up to an amount not to exceed $100,000 in the aggregate. The covenant in the preceding sentence shall survive the Closing for a period of 180 days.

(i)	Renovations .
(A)

Seller shall use good faith efforts to complete prior to Closing, (i) the remaining portion of the Tower Phase IV guest room renovation project (referenced on Schedule C attached hereto) on the 4th, 5th and 6th floors in substantially the same manner as the renovations previously completed on the 7th floor and (ii) the remaining portion of the Phase 9 bathroom renovation project (referenced on Schedule D attached hereto) relating to 154 bathrooms in the main building in substantially the same manner as the renovations previously completed in room numbers 773, 866, 961, 1062 and 1163; provided, however, that the completion of such projects shall not be a condition to closing. In the event that the renovation work is not complete as of the Closing, Seller shall cause its contractors to perform such remaining renovation work in the manner provided above. Seller shall pay the costs of such renovation projects, regardless of whether such project is completed by Closing. Buyer shall, to the extent necessary, afford Seller and its contractors reasonable access to the Hotel to complete such renovation work, provided, however that: (i) all of Seller’s contractors shall name Buyer (and such other parties as Buyer shall designate) as an additional insured on such contractors’ existing liability and builder’s risk insurance policies for the project and (ii) Seller shall use its commercially reasonable efforts in good faith to complete such work in a timely manner. In the event that the renovation work is not completed within 180 days after the Closing, Seller shall assign to Buyer the contracts related to the unfinished work and shall pay to Buyer an amount equal to the unpaid balance under such contracts.

(B)	Seller has ordered window washing equipment for the Property at a cost of approximately $391,000 (as referenced on the invoice attached hereto as Schedule E). Seller will be responsible for the payment for such equipment, including all taxes, delivery and installation costs.
(C)

Seller has ordered certain FF&E for use in the Chairman Suite and State Suite at the Property, an invoice and budget for which is attached hereto as Schedule F. The Seller agrees to pay the cost of purchasing such FF&E up to an aggregate amount of $585,000 (including any applicable taxes and delivery costs). Buyer and Seller agree that Seller shall have no obligation for any costs associated with installing such FF&E or preparing such suites for such installation and any such costs shall be the sole responsibility of Buyer. Seller shall use good faith efforts to arrange for the designer of the FF&E suite renovation to send the designs and plans to Buyer.

(D)	The covenants in this Section 3.4(i) shall survive the Closing.

(j)           Lightwell Contract Estoppel. Request and use commercially reasonable efforts to obtain an estoppel certificate from the contractor under the Lightwell Contract with respect to (i) the documents comprising the Lightwell Contract, (ii) the existence of any defaults thereunder and (ii) the amounts remaining unpaid thereunder (the “Lightwell Estoppel”); provided, however, receipt of the Lightwell Estoppel shall not be a condition precedent to Buyer’s obligations under this Agreement and the matters stated in any such Lightwell Estoppel shall not constitute grounds for Buyer to refuse to close, unless a Lightwell Estoppel is delivered and reveals matters which may have a material adverse affect on the cost of the work described in the Lightwell Contract and Seller refuses to include such increase in the credit to Buyer contemplated by subsection 10.1(q). In the event that the Lightwell Estoppel is delivered either before or after the Closing, it shall supersede and replace the representations made by Seller under subsection 3.2(p) and Seller shall have no liability with respect to the representations made by Seller under subsection 3.2(p).

(k)          Earthquake Insurance. Seller shall use commercially reasonable efforts (at no cost to Seller) to assign to Buyer the excess coverage (over $20,000,000) of Seller’s existing earthquake insurance policy. In the event that the excess earthquake coverage is successfully assigned, Seller shall receive a credit in the amount of any unearned premium on such coverage. Buyer shall be responsible for all fees, costs and expenses in connection with the assignment of the excess earthquake coverage.

(l)           Starwood Asbestos Coverage. Seller shall use good faith efforts to assist Buyer with its investigations relating to prior asbestos claims at the Hotel and with any insurance coverage that may be available to Buyer through Manager.

SECTION 3.5.   Amendment to Schedules. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement the schedules to this Agreement from time to time prior to the Closing to reflect changes since the date of this Agreement by providing a written copy of such amendment or supplement to Buyer; provided, however, that any amendment or supplement to the schedules to this Agreement shall have no effect for the purposes of determining whether Section 5.2(a) has been satisfied if the matter raised in such supplement has a material adverse effect on the Asset, but shall have effect only for the purposes of limiting the defense and indemnification obligations of Seller for the inaccuracy or untruth of the representation or warranty qualified by such amendment or supplement.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BUYER

SECTION 4.1.   Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

(a)          Formation; Existence. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)          Power; Authority. The Buyer has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the purchase of the Asset and the consummation of the transactions provided for herein have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)          No Consents. No consent, license, approval, order, permit or authorization of, or registration, filing or declaration with, any court, administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or any of the transactions required or contemplated hereby.

(d)          No Conflicts. The execution, delivery and compliance with, and performance of the terms and provisions of, this Agreement, and the purchase of the Asset, will not (i) conflict with or result in any violation of its organizational documents, (ii) conflict with or result in any violation of any provision of any bond, note or other instrument of indebtedness, contract, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party in its individual capacity, or (iii) violate any existing term or provision of any order, writ, judgment, injunction, decree, statute, law, rule or regulation applicable to it or its assets or properties.

(e)	Anti-Terrorism Laws.

(i)                  None of Buyer or, to Buyer’s actual knowledge, its affiliates, is in violation of any laws relating to terrorism, money laundering or the Uniting and

Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)                 None of Buyer or, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.

(iii)                None of Buyer or, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the purchase of the Property (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding paragraph; (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.

(iv)                Buyer understands and acknowledges that Seller may become subject to further anti-money laundering regulations, and agrees to execute instruments, provide information, or perform any other acts as may reasonably be requested by Seller, for the purpose of: (i) carrying out due diligence as may be required by applicable law to establish Buyer’s identity and source of funds; (ii) maintaining records of such identities and sources of funds, or verifications or certifications as to the same; and (iii) taking any other actions as may be required to comply with and remain in compliance with anti-money laundering regulations applicable to Buyer.

(v)                 Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). For purposes of this paragraph (“Government List” means any of (a) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (b) the list maintained by the United States Department of Treasury (Specially Designated

Nationals and Blocked Persons), and (c) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

SECTION 4.2.   Covenants of the Buyer Prior to Closing.

(a)          Licenses and Permits. The Buyer shall use all commercially reasonable and good faith efforts to obtain the transfer of all Licenses and Permits (to the extent transferable) or the issuance of new licenses and permits. The Buyer, at its cost and expense, shall submit all necessary applications and other materials to the appropriate Governmental Authority and take such other actions to effect the transfer of Licenses and Permits or issuance of new licenses and permits, as of the Closing, and the Seller shall use commercially reasonable efforts (at no cost or expense to the Seller) to cooperate with the Buyer to cause the Licenses and Permits to be transferred or new licenses and permits to be issued to the Buyer. Notwithstanding anything to the contrary in this subsection 4.2(a), the Buyer shall not post any notices at the Hotel or publish any notices required for the transfer of the Licenses or Permits or issuance of new licenses and permits, including, without limitation, the Liquor Licenses (as defined below), without the prior written consent of Seller, which may not be unreasonably withheld. It shall not be a condition to the Closing hereunder that the Buyer has obtained any transfer of Licenses or Permits or issuance of any new licenses or permits.

(i)                  The licenses and permits required for the sale and service of alcoholic beverages at the Hotel (the “Liquor Licenses”) and the liquor inventory at the Hotel (collectively, the " Liquor Assets") shall be sold to Buyer pursuant to a separate sale and purchase agreement (the "Liquor Assets Purchase and Sale Agreement") in form and content substantially as attached hereto as Exhibit G, to be executed by Seller and Buyer concurrently with the Closing or on such earlier date as Buyer and Seller may mutually agree.

(ii)                 Promptly after the date hereof, Buyer shall execute and file with the California Department of Alcohol Beverage Control and any other Governmental Authority that maintains jurisdiction over liquor-related matters at the Hotel (the "Liquor Authorities") an application for transfer or continuation of the Liquor Licenses or issuance of new Liquor Licenses. Simultaneous with the filing of the application for transfer or continuation of the Liquor Licenses, Buyer shall file with the Liquor Authorities an application for a temporary retail permit allowing it to continue the operation of the business during the period the application for the transfer of the Liquor Licenses is pending. Buyer specifically acknowledges and agrees that should the application for transfer or continuation of the Liquor Licenses from Manager to Buyer and Manager be denied for any reason, such denial shall not affect in any manner whatsoever the terms and provisions of this Agreement and the Closing shall take place without delay or interruption. To the extent Seller does not incur any material cost or expense, incur any risk of significant liability or obligations, Seller shall assist and cooperate with Buyer in obtaining a transfer or continuation of the Liquor Licenses, and shall use its reasonable good faith efforts and take all actions and execute all documents reasonably necessary to aid Buyer in obtaining a transfer of the Liquor Licenses. Without limitation on the foregoing, in no event shall the transfer or assignment of any of the Liquor Assets be deemed or construed to be a condition to the obligations of either Seller or Buyer hereunder.

(iii)                Notwithstanding the foregoing, the parties acknowledge that the Buyer will be assuming the Management Agreement with Manager for the Manager’s continued management of the Hotel, in which case the Liquor License shall be retained by the Manager after the Closing (and Buyer shall be added), to the extent permitted by applicable law, and the application to the Liquor Authority shall reflect the change in ownership of the Hotel but the continued management of the Manager, who holds the Liquor License.

(iv)                Should Buyer operate temporarily under any license held in the name of the Seller (or the entity that currently hold the liquor license at the Hotel), Buyer agrees to indemnify and hold Seller, such entity and the Seller Related Entities harmless from any liability or claim (including reasonable attorney’s fees) arising out of or resulting from Buyer’s operating under Seller (or such entity’s) license or licenses (which indemnity shall survive the Closing).

(v)                 Buyer acknowledges that Seller is in the process of having Seller added to the Liquor Licenses but that such process has not been completed. Buyer shall have no right to raise such state of facts as a default by Seller hereunder or otherwise to refuse to close based on such state of facts.

SECTION 4.3.   Employee Matters.

(a)          Union Agreements; Employees. At the Closing, the Buyer shall expressly assume in writing the Union Agreements without modification, including, all liabilities and obligations thereunder relating to, arising or accruing on or after the Cut-Off Time, and the Buyer shall (or shall cause Manager to) offer employment at the Hotel to all of the Employees in accordance with the terms of Section 4.3(b). Seller shall retain all liabilities and obligations under the Union Agreements relating to, arising or accruing prior to the Cut-Off Time, subject to Section 10.1(n)(ii). Seller and Buyer agree to reasonably cooperate with each other in order to effectuate the assignment and assumption of the Union Agreements, including the giving of any notices required by the Union Agreements and the execution of any assumption agreements required to reflect the assignment by Seller and assumption by Buyer.

(b)          Continuity of Employees. The parties intend that there will be continuity of employment with respect to all of the Employees. It is agreed that prior to, or in connection with, the Closing, Buyer shall take no action to cause Seller or Manager to terminate the employment of any Employee, and neither Seller nor Manager shall be under any obligation to terminate any Employee prior to or on the Closing Date. It is further agreed that on or prior to the Closing Date, Buyer shall offer employment at the Hotel (or cause Manager to continue employment of), commencing on the Closing Date to all Employees, including those on vacation, leave of absence, disability or layoff, who were employed at the Hotel on the day immediately preceding the Closing Date, on the same terms (including compensation, salary, fringe benefits, job responsibility and location) as those provided to such employees by Manager on the day immediately preceding the Closing Date. Those Employees who accept the Buyer’s

(or its manager’s) offer of employment and commence (or continue) employment with the Buyer (or its manager) on the Closing Date shall hereafter be referred to as “Transferred Employees.”

(c)          Pension Fund Liability. The only “multiemployer plans” (as defined in section 4001(a)(3) of ERISA) to which Seller is currently obligated to contribute pursuant to the Union Agreements are set forth in the Union Agreements (the “Multiemployer Plans”). Buyer is assuming the Union Agreements at Closing and, hence, Seller’s obligations under the Multiemployer Plans shall cease from and after the Closing. Accordingly, if any withdrawal liability on Seller would otherwise be imposed, Buyer shall (or cause Manager to), with respect only to such Multiemployer Plans with respect to which withdrawal liability would otherwise be imposed on Seller and only to the extent required by Section 4204 of ERISA, to avoid the imposition of such withdrawal liability, (x) contribute to the Multiemployer Plans for substantially the same number of contribution base units for which Seller had an obligation to contribute to such Multiemployer Plans and (y) provide to such Multiemployer Plans for a period of five plan years commencing with the first plan year beginning after the Closing, a bond to be obtained by Buyer issued by a corporate surety company that is acceptable for purposes of Section 412 of ERISA or a sum to be provided by Buyer held in escrow by a bank or similar financial institution satisfactory to the Multiemployer Plans, or an irrevocable letter of credit to be obtained by Buyer, equal to the greater of (i) the average annual contribution required to be made by Seller under such Multiemployer Plans for the three plan years preceding the plan year in which the Closing occurs (which amounts with respect to the Multiemployer Plan as actually made for 2003, 2004 and 2005 are set forth on Schedule 4.3(c)), or (ii) the annual contribution that Seller was required to make under such Multiemployer Plans for the last plan year prior to the plan year in which the Closing occurs. Seller shall cooperate with Buyer to obtain a waiver of the bond, escrow or letter of credit set forth above. The bond, escrow or letter of credit shall be paid to the applicable Multiemployer Plan if Buyer withdraws from a Multiemployer Plan or fails to make a contribution to such Multiemployer Plan when due at any time during the first five plans years beginning after the Closing Date. If Buyer withdraws from a Multiemployer Plan in a complete withdrawal, or a partial withdrawal with respect to operations, during the five plan years commencing with the first plan year beginning after the Closing, the Seller will be secondarily liable for any withdrawal liability it would have had to such Multiemployer Plan with respect to the operations (but for Section 4204 of ERISA) if the liability of the Buyer with respect to such Multiemployer Plan is not paid. Seller and Buyer shall bear equally the costs of any such bond, escrow or letter of credit, and any attempt to obtain a waiver of same, provided, that Seller shall not be obligated to bear any cost in excess of $200,000 in the aggregate and Buyer shall be solely responsible for all such excess costs. The provisions of this Section 4.3(c) shall survive the Closing.

(d)          Indemnity. Buyer shall indemnify, defend and hold Seller and Manager harmless from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney’s fees and other costs of defense) arising out of or otherwise in respect of (i) the termination of any Employees in violation of this Agreement; (ii) failure of Buyer (or its manager) to continue the employment of any Transferred Employee on the same terms as said employee enjoys on the day immediately preceding the Closing Date; (iii) failure of Buyer to comply with its obligations including, but not limited to, any statutory obligations, with respect to the Transferred

Employees; (iv) any claim made by any Transferred Employee for severance pay; or (v) any claim made by any Transferred Employee arising on or after the Closing Date.

(e)          WARN Act. The Buyer (or its manager) shall not, at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Employee, without notifying the Seller in advance and without complying with the notice requirements and other provisions of the WARN Act. In addition, the Buyer shall provide a full defense to, and indemnify Seller for any Losses which the Seller may incur in connection with any suit or claim of violation brought against or affecting the Seller under the WARN Act for any actions taken by Buyer (or its Manager or any of its and Manager’s affiliates) with regard to any site of employment, facility, operating unit or employee affected by this Agreement subsequent to the Closing Date.

(f)           Survival. The provisions of this Section 4.3 shall survive the Closing without limitation.

SECTION 4.4.   Bookings. The Buyer shall honor all existing Bookings and all other Bookings made in accordance with this Agreement for any period on or after the Closing Date. This Section 4.4 shall survive the Closing.

SECTION 4.5.   Financing and Management Agreement.

Buyer and Seller acknowledge and agree that the Buyer’s financing provider for its acquisition of the Hotel (“Buyer’s Lender”) may require an agreement with Manager providing for the subordination of the Management Agreement to the deed of trust and other security interests securing the loan made by Buyer’s Lender (“Buyer’s Financing”). Buyer shall negotiate in good faith with Manager and Buyer’s Lender in order to obtain (i) a subordination and non-disturbance agreement from Manager substantially similar to the Seller’s Manager SNDA, with such necessary changes in order to reflect the amount of Buyer’s Financing (subject to the limitations described below and in Section 5.2(f)), the identity of Buyer’s Lender (“Buyer’s Manager SNDA”) and (ii) an acknowledgement from Manager (in the Buyer’s Manager SNDA or otherwise) that the Buyer’s Financing (subject to the limitations described below and in Section 5.2(f)) shall be deemed “Owner Indebtedness” under the Management Agreement (the “Manager Acknowledgement”). Buyer acknowledges and agrees that (i) Buyer shall keep Seller reasonably informed of the status of its negotiations with Manager and (ii) Seller shall have the right (but not the obligation) to negotiate with Manager in order to assist Buyer in obtaining the Buyer’s Manager SNDA and the Manager Acknowledgement. Buyer agrees that if Manager has not indicated that it is willing to provide the Buyer’s Manager SNDA and Manager Acknowledgement with respect to Buyer’s Financing at an amount in excess of $195,000,000, Buyer shall, at least ten days prior to the Closing Date, request in writing that Manager provide a Buyer’s Manager SNDA and Manager Acknowledgement for Buyer’s Financing in an amount equal to $195,000,000. In the event that Manager has not delivered the Buyer’s Manager SNDA and Manager Acknowledgement on or prior to the Closing Date, Seller shall have the right to extend the Closing Date for a period of ten days in order for Seller to attempt to cause Manager to deliver a Buyer’s Manager SNDA and Manager Acknowledgment for Buyer Financing of $195,000,000.

ARTICLE V

CONDITIONS PRECEDENT TO CLOSING

SECTION 5.1.   Conditions Precedent to Seller’s Obligations. The obligation of the Seller to consummate the transfer of the Asset to the Buyer on the Closing Date is subject to the satisfaction (or waiver by the Seller) as of the Closing of the following conditions:

(a)          Each of the representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b)          The Buyer shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Buyer on or before the Closing.

(c)          No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(d)          The Seller shall have received all of the documents required to be delivered by the Buyer under subsection 6.1(a).

(e)          The Seller shall have received the Purchase Price in accordance with subsection 2.2(a) and all other amounts due to the Seller from Buyer hereunder.

SECTION 5.2.   Conditions to the Buyer’s Obligations. The obligation of the Buyer to purchase and pay for the Asset is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

(a)          Each of the representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date as though such representations and warranties were made on and as of Closing Date.

(b)          The Seller shall have performed or complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by the Seller on or before the Closing.

(c)          No order or injunction of any court or administrative agency of competent jurisdiction nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the transfer of the Asset or the consummation of any other transaction contemplated hereby.

(d)          Title to the Property shall be delivered to the Buyer in the manner required under Section 8.1.

(e)          The Buyer shall have received all of the documents required to be delivered by the Seller under Section 6.2 (including, without limitation, either a Tenant Estoppel from Victoria’s Secret or the VS Seller’s Estoppel), and all of the consents set forth on Schedule 3.1(c) shall have been obtained.

(f)           Manager shall be willing to execute the Buyer’s Manager SNDA and the Manager Acknowledgement, provided, however, this condition precedent shall be deemed satisfied in the event that Manager is willing to execute a Buyer’s Manager SNDA and Manager Acknowledgement with respect to Buyer’s Financing in an amount equal to $195,000,000 (including any mortgage and mezzanine debt). Buyer shall only be permitted to terminate this Agreement for failure of this condition precedent if Buyer has complied with the provisions of Section 4.5 and has furnished Seller with reasonable evidence of such compliance.

Buyer expressly acknowledges that the continued existence of the Management Agreement shall not be a condition precedent to Buyer’s obligations to close under this Agreement and if the Manager terminates the Management Agreement on or prior to the Closing, Buyer shall not have the right to terminate this Agreement and if such termination occurs after the Closing, Seller shall have no liability to Buyer.

SECTION 5.3.   Waiver of Conditions Precedent.

The Closing shall constitute conclusive evidence that the Seller and the Buyer have respectively waived any conditions which are not satisfied as of the Closing.

ARTICLE VI

CLOSING DELIVERIES

SECTION 6.1.   Buyer Closing Deliveries.

The Buyer shall deliver the following documents at Closing:

(a)	with respect to the Asset:

(i)                  an assignment and assumption of the Seller’s interest in the Tenant Leases (an “Assignment of Leases”) duly executed by the Buyer in substantially the form of Exhibit A attached hereto; and

(ii)                 an assignment and assumption of the Operating Agreements, Equipment Leases, Union Agreements, Management Agreement, Lightwell Contract and Bookings (an “Assignment of Contracts”) duly executed by the Buyer in substantially the form of Exhibit B attached hereto;

(b)	with respect to the transactions contemplated hereunder:

(i)                  a duly executed and sworn officer’s certificate from the Buyer (or the general partners of the Buyer, where appropriate) certifying that the Buyer has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(ii)                 an executed and acknowledged incumbency certificate from the Buyer (or the general partners of the Buyer, where appropriate) certifying the authority of the officers of the Buyer (or the general partner of the Buyer, where appropriate) to execute this Agreement and the other documents delivered by the Buyer to the Seller at the Closing;

(iii)                all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by the Seller and duly executed by the Buyer; and

(iv)                a closing statement prepared and approved by Seller and Buyer, consistent with the terms of this Agreement.

SECTION 6.2.   Seller Closing Deliveries.

The Seller shall deliver the following documents at Closing:

(a)	with respect to the Asset:

(i)                  a grant deed (a “Deed”) in substantially the form of Exhibit C attached hereto, duly executed by the Seller;

(ii)                 a bill of sale (a “Bill of Sale”) duly executed by the Seller in substantially the form of Exhibit D hereto, transferring the FF&E, Supplies, Inventories, and Accounts Receivable to Buyer;

(iii)                the Assignment of Leases duly executed by the Seller, together with a copies, and if available, originals of the Tenant Leases referred to in such assignment;

(iv)                the Assignment of Contracts duly executed by the Seller, together with copies, and if available, originals of all contracts and agreements assigned thereby;

(v)                 a general assignment of the Licenses and Permits and Intangible Property (the “Assignment of Intangibles”) duly executed by Seller in substantially the form of Exhibit E hereto.

(vi)	all keys, keycards, security and access codes to the Property;

(vii)               an affidavit that the Seller is not a “foreign person” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, as amended, in substantially the form of Exhibit F attached hereto;

(viii)	a California Form 593-C Real Estate Withholding Certificate;

(ix)                a closing statement prepared and approved by Seller and Buyer, consistent with the terms of this Agreement;

(x)                 all books and receipts in Seller’s possession relating to the ownership, operating and management of the Hotel; and

(xi)	the title affidavits and documents referred to in Section 8.5;

(xii)               the Manager’s Estoppel (provided that, that the delivery of Buyer’s Manager SNDA shall satisfy this delivery);

(xiii)             the Lease Termination Notices if requested and provided pursuant to Section 3.4(f);

(xiv)              a Tenant Estoppel from Victoria’s Secret or a VS Seller Estoppel; and

(b)	with respect to the transactions contemplated hereunder:

(i)                  a duly executed and sworn officer’s certificate from the Seller certifying that the Seller has taken all necessary action to authorize the execution of all documents being delivered hereunder and the consummation of all of the transactions contemplated hereby and that such authorization has not been revoked, modified or amended;

(ii)                 an executed and acknowledged incumbency certificate from the Seller certifying the authority of the officers of the Seller to execute this Agreement and the other documents delivered by the Seller to the Buyer at the Closing; and

(iii)                all transfer tax returns which are required by law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared and duly executed by the Seller.

ARTICLE VII

INSPECTIONS; RELEASE

SECTION 7.1.   Right of Inspection. Prior to the Closing, the Buyer and its agents shall have the right, upon reasonable prior written notice to the Seller (which shall in any event be at least 24 hours in advance) and at the Buyer’s sole cost, risk and expense to inspect the Property during business hours, provided that any such inspection shall not unreasonably impede the normal day-to-day business operation of the Property, and provided further that the Seller shall be entitled to accompany the Buyer and its agents on such inspection. Notwithstanding the foregoing, the Buyer shall not have the right to interview the Employees, the Manager, the tenants or subtenants under Tenant Leases or any Hotel guests or licensees or other users or occupants of the Hotel without the prior written consent of the Seller in its reasonable discretion, or to do any invasive testing of the Property without the prior written consent of the Seller in its sole discretion, and Seller shall be entitled to accompany Buyer and its agents on any such permitted interviews and testing. The Buyer’s right of inspection of the Property shall be subject to the rights of the tenants and Hotel guests and the rights of the Manager under the Management Agreement. Prior to any such inspection, the Buyer shall deliver to the Seller certificates reasonably satisfactory to the Seller evidencing that the Buyer’s consultants and agents carry and maintain such general liability insurance policies with such companies and in such scope and amounts as are acceptable to the Seller in its reasonable discretion, in all cases naming the Seller as an additional insured and loss payee thereunder. The Buyer hereby indemnifies and agrees to defend and hold the Seller harmless from all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage arising out of, resulting from relating to or in connection with or from any such inspection by the Buyer or its agents, except to the extent such claim or damage was caused solely by Seller or Seller’s agents. The provisions of this Article shall survive the Closing or the termination of this Agreement. Notwithstanding the foregoing rights to inspect, Buyer acknowledges that there is no “due diligence period” or “due diligence termination right” in this Agreement and Buyer does not have the right to terminate this Agreement based on the results of such inspections other than pursuant to an express termination right set forth in this Agreement.

SECTION 7.2.   Examination; No Contingencies.

(a)          The Buyer will be making such examination of the Asset and all other matters affecting or relating to the transactions contemplated hereunder as the Buyer has deemed necessary. In entering into this Agreement, the Buyer has not been induced by and has not relied upon any written or oral representations, warranties or statements, whether express or implied, made by the Seller or any partner of the Seller, or any affiliate, agent, employee, or other representative of any of the foregoing or by any broker or any other person representing or purporting to represent the Seller with respect to the Asset, the Condition of the Asset or any other matter affecting or relating to the transactions contemplated hereby, other than those expressly set forth in this Agreement. The Buyer’s obligations under this Agreement shall not be subject to any contingencies, diligence or conditions except as expressly set forth in this Agreement. The Buyer acknowledges and agrees that, except as expressly set forth herein, the Seller makes no representations or warranties whatsoever, whether express or implied or arising by operation of law, with respect to the Asset or the Condition of the Asset. THE BUYER AGREES THAT THE ASSET WILL BE SOLD AND CONVEYED TO (AND ACCEPTED BY) THE BUYER AT THE CLOSING IN THE THEN EXISTING CONDITION OF THE ASSET, AS IS, WHERE IS, WITH ALL FAULTS, AND WITHOUT ANY WRITTEN OR VERBAL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, other than as expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, the transactions contemplated by this Agreement are without statutory, express or implied warranty, representation, agreement, statement or expression of opinion of or with respect to the Condition of the Asset or any aspect thereof, including, without limitation, (i) any and all statutory, express or implied representations or warranties related to the suitability for habitation, merchantability, or fitness for a particular purpose, (ii) any statutory, express or implied representations or warranties created by any affirmation of fact or promise, by any description of the Asset or by operation of law and (iii) all other statutory, express or implied representations or warranties by the Seller whatsoever. The Buyer acknowledges that the Buyer has knowledge and expertise in financial and business matters that enable the Buyer to evaluate the merits and risks of the transactions contemplated by this Agreement.

(b)          For purposes of this Agreement, the term “Condition of the Asset” means the following matters:

(i)                  Physical Condition of the Property. The quality, nature and adequacy of the physical condition of the Property, including, without limitation, the quality of the design, labor and materials used to construct the improvements included in the Property; the condition of structural elements, foundations, roofs, glass, mechanical, plumbing, electrical, HVAC, sewage, and utility components and systems; the capacity or availability of sewer, water, or other utilities; the geology, flora, fauna, soils, subsurface conditions, groundwater, landscaping, and irrigation of or with respect to the Property, the location of the Property in or near any special taxing district, flood hazard zone, wetlands area, protected habitat, geological fault or subsidence zone, hazardous waste disposal or clean-up site, or other special area, the existence, location, or condition of ingress, egress, access, and parking; the condition of the personal property and any fixtures; and the presence of any asbestos or other Hazardous Materials, dangerous, or toxic substance, material or waste in, on, under or about the Property and the improvements located thereon. “Hazardous Materials” means (A) those substances included within the definitions of any one or more of the terms “hazardous substances,” “toxic pollutants”, “hazardous materials”, “toxic substances”, and “hazardous waste” in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (as amended), the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 1801 et seq., the Resource Conservation and Recovery Act of 1976 as amended, 42 U.S.C. Section 6901 et seq., Section 311 of the Clean Water Act, 15 U.S.C. § 2601 et seq., 33 U.S.C. § 1251 et seq., 42 U.S.C. 7401 et seq. and the regulations and publications issued under any such laws, (B) petroleum, radon gas, lead based paint, asbestos or asbestos containing material and polychlorinated biphenyls and (C) mold or water conditions which may exist at the Property or other matters governed by California Toxic Mold Protection Act (HEALTH & S C §§26100-26156; STATS 2001, CH 584).

(ii)                 Adequacy of the Asset. The economic feasibility, cash flow and expenses of the Asset, and habitability, merchantability, fitness, suitability and adequacy of the Property for any particular use or purpose.

(iii)                Legal Compliance of the Asset. The compliance or non-compliance of the Seller or the operation of the Property or any part thereof in accordance with, and the contents of, (i) all codes, laws, ordinances, regulations, agreements, licenses, permits, approvals and applications of or with any governmental authorities asserting jurisdiction over the Property, including, without limitation, those relating to zoning, building, public works, parking, fire and police access, handicap access, life safety, subdivision and subdivision sales, and Hazardous Materials, dangerous, and toxic substances, materials, conditions or waste, including, without limitation, the presence of Hazardous Materials in, on, under or about the Property that would cause state or federal agencies to order a clean up of the Property under any applicable legal requirements and (ii) all agreements, covenants, conditions, restrictions (public or private), condominium plans, development agreements, site plans, building permits, building rules, and other instruments and documents governing or affecting the use, management, and operation of the Property.

(iv)                Matters Disclosed in the Schedules and the Asset File. Those matters referred to in this Agreement and the documents listed on the Schedules attached hereto and the matters disclosed in the Asset File.

(v)                 Insurance. The availability, cost, terms and coverage of liability, hazard, comprehensive and any other insurance of or with respect to the Property.

(vi)                Condition of Title. The condition of title to the Property, including, without limitation, vesting, legal description, matters affecting title, title defects, liens, encumbrances, boundaries, encroachments, mineral rights, options, easements, and access; violations of restrictive covenants, zoning ordinances, setback lines, or development agreements; the availability, cost, and coverage of title insurance; leases, rental agreements, occupancy agreements, rights of parties in possession of, using, or occupying the Property; and standby fees, taxes, bonds and assessments.

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SECTION 7.3.   Release. The Buyer hereby agrees that the Seller, and each of their partners, members, trustees, directors, officers, employees, representatives, property managers, asset managers, agents, attorneys, affiliates and related entities, heirs, successors, and assigns (collectively, the “Releasees”) shall be, and are hereby, fully and forever released and discharged from any and all liabilities, losses, claims (including third party claims), demands, damages (of any nature whatsoever), causes of action, costs, penalties, fines, judgments, reasonably attorneys’ fees, consultants’ fees and costs and experts’ fees (collectively, the “Claims”) with respect to any and all Claims, whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Asset or the Property including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, including, without limitation, any Claim or matter (regardless of when it first appeared) relating to or arising from (i) the presence of any environmental problems, or the use, presence, storage, release, discharge, or migration of Hazardous Materials on, in, under or around the Property regardless of when such Hazardous Materials were first introduced in, on or about the Property, (ii) any patent or latent defects or deficiencies with respect to the Property, (iii) any and all matters related to the Property or any portion thereof, including without limitation, the condition and/or operation of the Property and each part thereof, and (iv) the presence, release and/or remediation of asbestos and asbestos containing materials in, on or about the Property regardless of when such asbestos and asbestos containing materials were first introduced in, on or about the Property; provided, however, that in no event shall Releasees be released from (x) any Claims arising pursuant to the provisions of this Agreement or the Seller’s obligations, if any, under the Closing Documents or (y) any Claims arising from any fraudulent acts committed by Seller to Buyer in connection with the transactions contemplated by this Agreement. The Buyer hereby waives and agrees not to commence any action, legal proceeding, cause of action or suits in law or equity, of whatever kind or nature, including, but not limited to, a private right of action under the federal Superfund laws, 42 U.S.C. Sections 9601 et seq. and California Health and Safety Code Sections 25300 et seq. (as such laws and statutes may be amended, supplemented or replaced from time to time), directly or indirectly, against the Releasees or their agents in connection with Claims described above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR”

and all similar provisions or rules of law. In this connection and to the greatest extent permitted by law, the Buyer hereby agrees, represents and warrants that the Buyer realizes and acknowledges that factual matters now known to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damage, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and the Buyer further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that the Buyer nevertheless hereby intends to release, discharge and acquit the Seller from any such unknown Claims, debts, and controversies which might in any way be included as a material portion of the consideration given to the Seller by the Buyer in exchange for the Seller’s performance hereunder. The Seller has given the Buyer material concessions regarding this transaction in exchange for the Buyer agreeing to the provisions of this Section 7.3. The Seller and the Buyer have each initialed this Section 7.3 to further indicate their awareness and acceptance of each and every provision hereof. The provisions of this Section 7.3 shall survive the Closing and shall not be deemed merged into any instrument or conveyance delivered at the Closing.

SELLER’S INITIALS:	BUYER’S INITIALS:

_______________________	________________________

SECTION 7.4.   California Specific Provisions

(a)          Section 25359.7 of the California Health and Safety Code requires owners of nonresidential property who know or have reasonable cause to believe that a release of a Hazardous Material have come to be located on or beneath real property to provide written notice of that condition to a buyer of said real property. There is a possibility that a release of Hazardous Material may have come to be located on or beneath the Property. By Buyer’s execution of this Agreement, Buyer (a) acknowledges Buyer’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code and that it is aware of the benefits conferred to Buyer by Section 1542 of the California Civil Code and the risks it assumes by any waiver of Buyer’s benefits thereunder and (b) as of the date hereof and as of the Closing and after receiving advice of Buyer’s legal counsel, waives any and all rights or remedies whatsoever, express, implied, statutory or by operation of law, Buyer may have against Seller, including remedies for actual damages under Section 25359.7 of the California Health and Safety Code, arising out of or resulting from any unknown, unforeseen or unanticipated presence or releases of hazardous substances or other hazardous materials from, on or about the Premises.

(b)          Buyer and Seller acknowledge that Seller or Broker is required to disclose if the Premises lies within the following natural hazardous areas or zones: (a) a special flood hazard area (any type Zone “A” or “V”) designated by the Federal Emergency Management Agency (Cal. Gov. Code §8589.3); (b) an area of potential flooding shown on a dam failure inundation map designated pursuant to Cal. Gov. Code § 8589.5 (Cal. Gov. Code §8589.4); (c) a very high fire hazard severity zone designated pursuant to Cal. Gov. Code § 51178 or 51179 (in which event the owner maintenance obligations of Cal. Gov. Code § 51182 would apply) ( Cal. Gov. Code §51183.5); (d) a wildland area that may contain substantial forest fire risks and hazards designated pursuant to Cal. Pub. Resources Code § 4125 (in which event (i) the Premises owner would be subject to maintenance requirements of Cal. Pub. Resources Code § 4291 and (ii) it would not be the State’s responsibility to provide fire protection services to any building or structure located within the wildland area except, if applicable, pursuant to Cal. Pub. Resources Code § 4129 or pursuant to a cooperative agreement with a local agency for those purposes pursuant to Cal. Pub. Resources Code §4142) (Pub. Resources Code § 4136); (e) an earthquake fault zone (Pub. Resources Code § 2621.9); or (f) a seismic hazard zone (and, if applicable, whether a landslide zone or liquefaction zone) (Pub. Resources Code § 2694). Buyer and Seller further acknowledge that (1) they have employed the services of a natural hazard expert (which, in such capacity is herein called “Natural Hazard Expert”) to examine the maps and other information specifically made available to pubic by government agencies for the purpose of enabling each of Seller and Broker to fulfill its disclosure obligations with respect to the natural hazards referred to in California Civil Code Section 1103(c) and (2) the Natural Hazard Expert has provided a report in writing to Seller and Buyer showing the results of its examination (the receipt of which is hereby acknowledged by Seller and Buyer). As contemplated in California Civil Code Section 1103.2(b), if an earthquake fault zone, seismic hazard zone, very high fire hazard severity zone or wildland fire area map or accompanying information is not of sufficient accuracy of scale for the Natural Hazard Expert to determine if the Property is within the respective natural hazard zone, then for purposes of the disclosure the Property shall be considered to lie within such natural hazard zone. Buyer acknowledges and agrees that the written report prepared by the Natural Hazard Expert regarding the results of its examination fully and completely discharges Seller and Broker for errors or omission not within in its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. The obligations of Seller and Broker are several (and not joint and not joint and several) and, without limitation, in no event shall Seller have any responsibility for matters not actually known to Seller. THESE HAZARDS MAY LIMIT BUYER’S ABILITY TO DEVELOP THE PREMISES, TO OBTAIN INSURANCE, OR TO RECEIVE ASSISTANCE AFTER A DISASTER. THE MAPS ON WHICH THESE DISCLOSURES ARE BASED ON ESTIMATE WHERE NATURAL HAZARD EXIST. THEY ARE NOT DEFINITIVE INDICATORS OF WHETHER OR NOT A PREMISES WILL BE AFFECTED BY A NATURAL DISASTER. BUYER MAY WISH TO OBTAIN PROFESSIONAL ADVICE REGARDING THOSE HAZARDS AND OTHER HAZARDS THAT MAY AFFECT THE PREMISES.

(c)	The provisions of the Section 7.4 shall survive the Closing.

ARTICLE VIII

TITLE AND PERMITTED EXCEPTIONS

SECTION 8.1.   Title Insurance and Survey.

The Property shall be sold and is to be conveyed, and Buyer agrees to purchase the Property, subject only to the Permitted Exceptions.

SECTION 8.2.   Title Commitment; Survey.

Buyer has received and reviewed a copy of the Title Commitment and the Existing Survey. Except as expressly set forth in subsection 8.3(a), all title exceptions and matters set forth in the Title Commitment and on the Existing Survey shall be deemed Permitted Exceptions and are hereby approved by Buyer.

SECTION 8.3.   Delivery of Title.

(a)          At the Closing, the Seller shall: (i) obtain releases of (A) the deed of trust and other current financing items listed on Schedule B-1 of the Title Commitment, and (B) any liens encumbering the Property affirmatively placed on the Property by Seller after the effective date of the Title Commitment (“Post Effective Date Seller Encumbrances”); and (ii) pay the “escaped” real estate taxes for 2003-2004 and the supplemental assessments for 1999-2000 shown on the Title Commitment. Other than as set forth in this Agreement (including without limitation the first sentence of this Section 8.3(a), and Section 8.3(c)), the Seller shall not be required to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, nor shall the Buyer have any right of action against the Seller, at law or in equity, for the Seller’s inability to convey title subject only to the Permitted Exceptions.

(b)          Notwithstanding the foregoing, in the event that the Seller is unable to convey title subject only to the Permitted Exceptions, and the Buyer has not, prior to the Closing Date, given notice to the Seller that the Buyer is willing to waive objection to each title exception which is not a Permitted Exception, the Seller shall have the right, in the Seller’s sole and absolute discretion, to (i) take such action as the Seller shall deem advisable to attempt to discharge each such title exception which is not a Permitted Exception or (ii) terminate this Agreement. In the event that the Seller shall elect to attempt to discharge such title exceptions which are not Permitted Exceptions, the Seller shall be entitled to one or more adjournments of the Closing Date for a period not to exceed 60 days in the aggregate. If, for any reason whatsoever, the Seller has not discharged such title exceptions which are not Permitted Exceptions prior to the expiration of the last of such adjournments, and if the Buyer is not willing to waive objection to such title exceptions, this Agreement shall be terminated as of the expiration of the last of such adjournments. In the event of a termination of this Agreement pursuant to this subsection 8.3(b), the Earnest Money shall be refunded to the Buyer and neither party shall have any further rights or obligations hereunder except for those that expressly survive the termination of this Agreement. Nothing in this clause (b) shall require the Seller, despite any election by the Seller to attempt to discharge any title exceptions, to take or bring any action or proceeding or any other steps to remove any title exception or to expend any moneys therefor, other than with respect to the Post Effective Date Seller Encumbrances and the Post Effective Date Monetary Encumbrances (as hereinafter defined).

(c)          Notwithstanding the foregoing, at the Closing, in addition to releasing any Post Effective Date Seller Encumbrances which Buyer does not waive its objection to pursuant to Section 8.3(b), Seller shall obtain a release of any lien encumbering the Property after the effective date of the Title Commitment which may be removed by the payment of a sum of money (a “Post Effective Date Monetary Encumbrance”); provided that Seller shall not be obligated to spend more than $1,000,000 in the aggregate to remove any Post-Effective Date Monetary Encumbrances.

SECTION 8.4.   Cooperation. In connection with obtaining the Title Policy, the Buyer and the Seller, as applicable, and to the extent requested by the Title Company, will deliver the Title Company (a) evidence sufficient to establish (i) the legal existence of the Buyer and the Seller and (ii) the authority of the respective signatories of the Seller and the Buyer to bind the Seller and the Buyer, as the case may be, and (b) a certificate of good standing of the Seller; and (c) an affidavit in the form attached hereto as Exhibit H.

ARTICLE IX

TRANSACTION COSTS; RISK OF LOSS

SECTION 9.1. Transaction Costs.

(a)          The Buyer and the Seller agree to comply with all real estate transfer tax laws applicable to the sale of the Asset. At Closing, documentary transfer taxes payable to the State of California and the City and County of San Francisco as a result of the conveyance of the Asset to Buyer pursuant to this Agreement shall be split equally between Buyer and Seller. In addition to the foregoing and their respective apportionment obligations hereunder, (i) the Seller and the Buyer shall each be responsible for the payment of the costs of their respective legal counsel, advisors and other professionals employed thereby in connection with the sale of the Asset, (ii) Seller shall be responsible for all costs and expenses associated with (A) payment when due, of any deferred Incentive Management Fees, to the extent required by the Management Agreement, and (B) the payment of the premium of the Title Policy (but solely with respect to the basic CLTA owner’s policy without endorsements) and (iii) Buyer shall be responsible for all costs and expenses associated with (1) Buyer’s due diligence, (2) any endorsements or extended coverage to the Title Policy, (3) the policy premiums in respect of any mortgage title insurance obtained by the Buyer, (4) all survey and search costs with respect to the Property and updates related thereto, (5) payment, at the Closing, of the recording charges and fees (other than deed recordation taxes) for the documents necessary to transfer the Asset, (6) obtaining any financing the Buyer may elect to obtain (including any fees, financing costs, transfer taxes, mortgage and recordation taxes and intangible taxes in connection therewith) and (7) all other costs which are the responsibility under applicable law for the Buyer to pay (including, without limitation, all sales and use taxes due as a result of the sale of the Asset).

(b)          Each party to this Agreement shall indemnify the other parties and their respective successors and assigns from and against any and all loss, damage, cost, charge, liability or expense (including court costs and reasonable attorneys’ fees) which such other party may sustain or incur as a result of the failure of either party to timely pay any of the aforementioned taxes, fees or other charges for which it has assumed responsibility under this Section. The provisions of this Article IX shall survive the Closing or the termination of this Agreement.

SECTION 9.2. Risk of Loss.

(a)          If, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceeding, the Seller shall promptly notify the Buyer and, at Closing, the Seller will credit against the Purchase Price payable by the Buyer at the Closing an amount equal to the net proceeds (other than on account of business or rental interruption relating to the period prior to Closing), if any, received by the Seller as a result of such casualty or condemnation, plus the amount of any deductible (unless such casualty or condemnation constitutes a Material Casualty or Material Condemnation, as applicable), less any amounts spent to restore the Property. If as of the Closing Date, the Seller has not received any such insurance or condemnation proceeds, then the parties shall nevertheless consummate on the Closing Date the conveyance of the Asset (without any credit for such insurance or condemnation proceeds except for a credit for any deductible under such insurance) and the Seller will at Closing assign to the Buyer all rights of the Seller, if any, to the insurance or condemnation proceeds (other than on account of business or rental interruption relating to the period prior to Closing) and to all other rights or claims arising out of or in connection with such casualty or condemnation.

(b)          Notwithstanding the provisions of subsection 9.2(a), if, on or before the Closing Date, the Property or any portion thereof shall be (i) damaged or destroyed by a Material Casualty or (ii) taken as a result of a Material Condemnation, the Buyer shall have the right, exercised by notice to the Seller no more than five days after the Buyer has received notice of such Material Casualty or Material Condemnation, to terminate this Agreement, in which event the Earnest Money shall be refunded to the Buyer and neither party shall have any further rights or obligations hereunder other than those which expressly survive the termination of this Agreement. If the Buyer fails to timely terminate this Agreement in accordance with this subsection 9.2(b), the provisions of subsection 9.2(a) shall apply. As used in this subsection 9.2(b), a “Material Casualty” shall mean any damage to the Property or any portion thereof by fire or other casualty that, in Seller’s reasonable judgment, may be expected to cost in excess of $25,000,000 of the Purchase Price to repair. As used in this subsection 9.2(b), a “Material Condemnation” shall mean a taking of the Property or any material portion thereof as a result or a condemnation or eminent domain proceedings that, permanently impairs the use and value of the Property, and which can not be restored to substantially the same use and value as before the taking.

(c)          Subject to the provisions of this Section 9.2, the risk of loss or damage to the Property shall remain with Seller until delivery of the Deed.

ARTICLE X

ADJUSTMENTS

SECTION 10.1.   Adjustments: Unless otherwise provided below, the following are to be adjusted and prorated between the Seller and the Buyer as of 11:59 P.M. on the day preceding the Closing (the “Cut-Off Time”), based upon a 365 day year, and the net amount thereof under Section 10.1 shall be added to (if such net amount is in the Seller’s favor) or deducted from (if such net amount is in the Buyer’s favor) the Purchase Price payable at Closing:

(a)          Taxes and Assessments: All real estate taxes and assessments levied against the Asset (including those levied by or for the benefit of the Union Square Business

Improvement District and the Mello-Roos Community Facilities District and all personal property taxes levied against the personal property) shall be prorated as of the Cut-Off Time between the Buyer and the Seller. If the amount of any such taxes is not ascertainable on the Closing Date, the proration for such taxes shall be based on the most recent available bill; provided, however, that after the Closing, the Seller and the Buyer shall reprorate the taxes and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant taxable period. In the event that the Asset or any part thereof shall be or shall have been affected by an assessment or assessments, whether or not the same become payable in annual installments, Seller shall, at the Closing, be responsible for any installments due prior to the Closing and Buyer shall be responsible for any installments due on or after the Closing (except with respect to “escaped” real estate taxes for 2003-2004 and the supplemental assessments for 1999-2000 which Seller shall pay at Closing pursuant to Section 8.3(a)). The reproration obligation under this Section 10.1(a) shall survive the Closing.

(b)          Water and Sewer Charges, Utilities. All utility services shall be prorated as of the Cut-Off Time between the Buyer and the Seller. To the extent possible, readings shall be obtained for all utilities as of the Cut-Off Time. If not possible, the cost of such utilities shall be prorated between the Seller and the Buyer by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, the Seller and the Buyer shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant billing period. The Seller shall receive a credit for all deposits transferred to the Buyer or which remain on deposit for the benefit of the Buyer with respect to such utility contracts, otherwise such deposits shall be refunded to the Seller. The reproration obligation in this Section 10.1(b) shall survive the Closing.

(c)          Operating Agreements. Charges and payments (including the reimbursement of expenses) under all Operating Agreements.

(d)          Miscellaneous Revenues. Revenues, if any, arising out of telephone booths, vending machines, parking, or other income-producing agreements.

(e)          Inventory. The Seller shall receive a credit for all Inventory in unopened cases as of the Closing in an amount equal to Seller’s actual cost (including sales and/or use tax) for such items.

(f)           Tenant Leases. Any rents and other amounts prepaid, accrued or due and payable under the Tenant Leases shall be prorated as of the Cut-Off Time between the Buyer and the Seller. The Buyer shall receive a credit for all cash security deposits held by the Seller under the Tenant Leases and the Buyer thereafter shall be obligated to refund or apply such deposits in accordance with the terms of such Tenant Leases.

(g)          Licenses and Permits. All amounts prepaid, accrued or due and payable under any Permits (other than utilities which are separately prorated under Section 10.1(b)) transferred to the Buyer shall be prorated as of the Cut-Off Time between the Seller and the Buyer. The Seller shall receive a credit for all deposits made by the Seller under the Licenses and Permits which are transferred to the Buyer or which remain on deposit for the benefit of the Buyer.

(h)          Deposits for Bookings. The Buyer shall receive a credit for all prepaid deposits for Bookings scheduled for accommodations or events on or after the Closing Date which the Buyer is obligated to honor pursuant to this Agreement, except to the extent such deposits are transferred to the Buyer.

(i)	INTENTIONALLY DELETED.

(j)           Restaurants and Bars. The Seller shall close out the transactions in the restaurants and bars in the Hotel as of the Cut-Off Time retain all monies accrued as of the Cut-Off Time, and the Buyer shall be entitled to any monies accrued from the restaurants and bars thereafter.

(k)          Vending Machines. The Seller shall remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and shall retain all monies collected therefrom as of the Cut-Off Time, and the Buyer shall be entitled to any monies collected therefrom after the Cut-Off Time.

(l)           Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Section 10.1, (i) the Seller shall pay in full prior to the Closing all amounts payable to vendors or other suppliers of goods or services to the Hotel (the “Trade Payables”) which are due and payable as of the Closing Date for which goods or services have been delivered to the Hotel prior to Closing, and (ii) the Buyer shall receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and the Buyer shall pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable up to the amount of such credit; provided, however, the Seller and the Buyer shall reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for such goods or services. The Seller shall receive a credit for all advance payments or deposits made with respect to FF&E, Retail Merchandise, Supplies and Inventories ordered, but not delivered to the Hotel prior to the Closing Date, and the Buyer shall pay the amounts which become due and payable for such FF&E, Retail Merchandise, Supplies and Inventories which were ordered prior to Closing. The reproration obligation in this Section 10.1(1) shall survive the Closing.

(m)         Cash. The Seller shall receive a credit for all cash on hand at the Hotel and all cash on deposit in any house bank at the Hotel as of the Closing. The Seller shall retain all amounts in any operating accounts of the Hotel in any bank, and there shall be no credit or adjustment hereunder with respect to such cash; provided, however, Seller shall receive a credit for any reserve fund or account established pursuant to the terms of the Management Agreement which Seller transfers to Buyer at Closing, subject to subsection 10.1(r) below.

(n)	Employee Compensation.

(i)                  Seller shall be responsible for any liability to or respecting Employees having accrued prior to the Cut-Off Time, including for payment of all employees’ wages, accrued vacation pay, bonuses, pension benefits, sick leave, including, without limitation, any COBRA rights, and other benefits earned and accrued by employees at the Hotel prior to the Cut-Off Time, together with F.I.C.A. unemployment and other taxes and benefits due from any employer of such employees. Notwithstanding the foregoing, with respect to accrued bonuses for 2006, Seller’s pro-rated share shall be based upon the lesser of (i) the bonuses payable to such Employees for 2005 and (ii) bonuses actually paid to such Employees for 2006. Buyer shall be responsible for any liability for payment of all employees’ wages, accrued vacation pay, sick leave, bonuses for 2006 (subject to the immediately preceding sentence) and subsequent years, pension benefits, including, without limitation, any COBRA rights, and other benefits earned and accrued by employees at the Property accruing after the Cut-Off Time, together with F.I.C.A. unemployment and other taxes and benefits due from any employer of such employee. Buyer shall be responsible for (i) all severance payments for Transferred Employees arising on or after the Closing and for all Employees not offered employment by Buyer (or its manager) as of the Closing on the same terms as those provided to such employees by Manager on the day immediately preceding the Closing Date, and (ii) pay for sick days taken on or after the Cut-Off Time. Buyer shall receive a credit against the Purchase Price due at Closing for the value of earned but unpaid vacation pay of all persons employed at the Hotel as of the Cut-Off Time, for the period prior to the Cut-Off Time.

(ii)                 Buyer acknowledges that the Union Agreements with Hotel Employees and Restaurant Employees Union, Local 2 and Teamsters Local Union No. 856, I.B.T., AFL-CIO (the “Expired Union Agreements”) have expired. At the time that a new or replacement union agreement (a “Replacement Union Agreement”) is entered into with the unions under the Expired Union Agreements (by Buyer, Manager or SFHMEG), Buyer shall provide Seller with a copy of any such Replacement Union Agreement and a certificate setting forth the amount of any lump sum payment, bonus payment or back-pay owed by the employer of the employees covered by such Replacement Union Agreement that is reasonably and in good faith allocated to compensate such union employees at the Hotel for periods prior to the Cut-Off Time (the “Back Pay”). Notwithstanding anything to the contrary contained in Section 10.1(n)(i), after the Closing Seller shall pay to Buyer the Back Pay when due under the Replacement Union Agreements up to an amount not to exceed the lesser of (i) $1,250,000 in the aggregate and (ii) if Buyer or Manager negotiates a Replacement Union Agreement separate from SFHMEG, the amount of Back Pay which would have been payable by the employer of the employees at the Hotel if it was included in the replacement agreement negotiated by SFHMEG. Buyer acknowledges and agrees that (i) it will negotiate in good faith with the unions under the Expired Union Agreements in a manner that does not increase Back Pay in order to reduce future compensation due under the Replacement Union Agreement and (ii) upon payment of the amount required in the immediately preceding sentence, Seller shall be released of all liability with respect to the Back Pay. The provisions of this subsection 10.1(n)(ii) shall survive the Closing.

(o)          Management Fees. Seller shall pay all fees and expenses, including without limitation all deferred management fees and expenses due under the Management Agreement through the Cut-Off Time. Seller shall be responsible for its pro rata share of the incentive management fee earned or accrued under the Management Agreement for the 2006 calendar year based upon the Net Operating Cash Flow of the Hotel between January 1, 2006 and through the Cut-Off Time. At Closing, Buyer shall receive a credit equal to the estimate of such pro rata share and a re-adjustment shall be made between Seller and Buyer post closing upon the determination of the 2006 calendar year incentive management fee. There will be no proration with respect to amounts required to be reserved for FF&E or otherwise under the Management Agreement. The reproration obligation under this Section 10.1(o) shall survive the Closing.

(p)          Other. If applicable, the Purchase Price shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing.

(q)	Lightwell Contract.

Buyer shall receive a credit against the Purchase Price in an amount equal to the remaining payments required to be made by owner under the Lightwell Contract and from and after the Closing, Buyer shall assume all of the owner’s obligations thereunder and Seller shall have no liability under such contract or otherwise with respect to the work to be performed under the Lightwell Contract.

SECTION 10.2.   Re-Adjustment. If any items to be adjusted pursuant to this Article X are not determinable at the Closing, the adjustment shall be made subsequent to the Closing when the charge is determined. Any errors or omissions in computing adjustments or readjustments at the Closing or thereafter shall be promptly corrected or made, provided that the party seeking to correct such error or omission or to make such readjustment shall have notified the other party of such error or omission or readjustment on or prior to the date that is 180 days following the Closing. The provisions of this Article X and the obligations of the Seller and the Buyer hereunder shall survive the Closing.

SECTION 10.3.   Accounts Receivable.

(a)          Guest Ledger. All revenues received or to be received from transient guests on account of room rents for the period prior to and including the Cut-Off Time shall belong to Seller. At Closing, Seller shall receive a credit in an amount equal to: (i) all amounts charged to the Guest Ledger for all room nights up to (but not including) the night during which the Cut-Off Time occurs, and (ii) one-half of all amounts charged to the Guest Ledger for the room night which includes the Cut-Off Time. For the period beginning on the day immediately following the Cut-Off Time, such revenues collected from the Guest Ledger shall belong to Buyer. In the event that an amount less than the total amount due from a guest is collected and guest continued in occupancy after the Cut-Off Time, such amount shall be applied first to any amount owing by such person to the Seller and thereafter to such person’s amounts accruing to Buyer.

(b)	Accounts Receivable (Other than Guest Ledger).

(i)                  On the Closing Date Seller shall assign to the Buyer all Accounts Receivable that are 60 days or less past due as of the Closing (the Assigned Accounts Receivable”), Buyer shall pay to Seller an amount equal to 100% of all Accounts Receivable that are 30 days or less past due as of the Closing Date; 50% of all Accounts Receivable that are 31-60 days past due as of the Closing Date; and shall not credit to Seller any amounts for Accounts Receivable more than 60 days past due as of the Closing Date. Buyer shall have the sole right to collect and retain all such Assigned Accounts Receivable.

(ii)                 After the Closing, the Seller shall retain the right to collect all Accounts Receivable other than the Guest Ledger which is addressed in Section 10.3(a), and the Assigned Accounts Receivable, which is addressed in Section 10.3(b)(i) (such retained Accounts Receivable, the “Retained Accounts Receivable”). The Seller shall not receive a credit for the Retained Accounts Receivable. Seller shall have the sole right to collect the Retained Accounts Receivable. If any Retained Accounts Receivable are paid to the Buyer after the Closing, the Buyer shall pay to the Seller the amounts received by the Buyer within ten (10) days after receipt of such amounts without any commission or deduction for the Buyer.

(iii)                Buyer acknowledges and agrees that after the Closing, the receivable related to the Mina Group Note shall remain an asset of Seller and Seller shall have the sole and exclusive right to pursue the collection thereof. Seller agrees with Buyer that it shall not exercise its rights with respect to the “Collateral” under the Mina Group Security Agreement in connection with the collection of the Mina Group Note.

(iv)                The Accounts Receivable addressed in this Section 10.3(b) shall not include the Guest Ledger, which is addressed in Section 10.3(a)).

(v)                 The parties’ obligations under this Section 10.3(b) shall survive the Closing.

ARTICLE XI

INDEMNIFICATION

SECTION 11.1.   Indemnification by the Seller. From and after the Closing and subject to Sections 11.3 and 11.4, the Seller shall indemnify and hold the Buyer, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Buyer-Related Entities”) harmless from and against any and all costs, fees, expenses, damages, deficiencies, interest and penalties (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by any such indemnified party in connection with any and all losses, liabilities, claims, damages and expenses (“Losses”), arising out of, or in any way relating to, (a) any breach of any representation or warranty of the Seller contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Seller which survives the Closing contained in this Agreement or in any Closing Document.

SECTION 11.2.   Indemnification by the Buyer. From and after the Closing and subject to Sections 11.3 and 11.4, the Buyer shall indemnify and hold the Seller, its affiliates, members and partners, and the partners, shareholders, officers, directors, employees, representatives and agents of each of the foregoing (collectively, “Seller-Related Entities”) harmless from any and all Losses arising out of, or in any way relating to, (a) any breach of any representation or warranty by the Buyer contained in this Agreement or in any Closing Document and (b) any breach of any covenant of the Buyer which survives the Closing contained in this Agreement or in any Closing Document.

SECTION 11.3.   Limitations on Indemnification. Notwithstanding the foregoing provisions of Section 11.1, (a) the Seller shall not be required to indemnify the Buyer or any Buyer-Related Entities under this Agreement unless the aggregate of all amounts for which an indemnity would otherwise be payable by the Seller under Section 11.1 exceeds the Basket Limitation and, in such event, Seller shall be responsible only for such amount in excess of the Basket Limitation, (b) in no event shall the liability of the Seller with respect to the indemnification provided for in Section 11.1 exceed in the aggregate the Cap Limitation, and (c) if prior to the Closing, the Buyer obtains actual knowledge of any inaccuracy or breach of any representation, warranty or covenant of the Seller contained in this Agreement (a “Buyer Waived Breach”) and nonetheless proceeds with and consummates the Closing, then the Buyer and any Buyer-Related Entities shall be deemed to have waived and forever renounced any right to assert a claim for indemnification under this Article XI for, or any other claim or cause of action under this Agreement, at law or in equity on account of any such Buyer Waived Breach. For purposes of this Section 11.3, “actual knowledge” of Buyer shall mean the actual knowledge of Steve Miller.

SECTION 11.4.   Survival. The representations, warranties and covenants contained in this Agreement and the Closing Documents shall survive for a period of 6 months after the Closing unless otherwise provided for in this Agreement.

SECTION 11.5.   Indemnification as Sole Remedy. If the Closing has occurred, the sole and exclusive remedy available to a party in the event of a breach by the other party to this Agreement of any representation, warranty, covenant or other provision of this Agreement or any Closing Document which survives the Closing shall be the indemnifications provided for under this Article XI.

ARTICLE XII

INTENTIONALLY DELETED

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ARTICLE XIII

DEFAULT AND TERMINATION

SECTION 13.1.   Seller’s Termination.

(a)          THIS AGREEMENT MAY BE TERMINATED BY THE SELLER PRIOR TO THE CLOSING IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATIONS SET FORTH IN SECTION 5.1 HAVE NOT BEEN SATISFIED OR WAIVED BY THE SELLER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR DEFAULT BY THE BUYER IN THE PERFORMANCE OF ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

(b)   IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO SUBSECTION 13.1(a), THIS AGREEMENT SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT AND NEITHER PARTY SHALL HAVE ANY RIGHTS OR OBLIGATIONS AGAINST OR TO THE OTHER EXCEPT (I) FOR THOSE PROVISIONS HEREOF WHICH BY THEIR TERMS EXPRESSLY SURVIVE THE TERMINATION OF THIS AGREEMENT AND (II) AS SET FORTH ON SUBSECTION 13.1(c).

(c)   IN THE EVENT THE SELLER TERMINATES THIS AGREEMENT AS A RESULT OF A BREACH OR DEFAULT BY THE BUYER IN ANY OF ITS OBLIGATIONS UNDER THIS AGREEMENT, THE ESCROW AGENT SHALL IMMEDIATELY DISBURSE THE EARNEST MONEY TO THE SELLER, AND UPON SUCH DISBURSEMENT THE SELLER AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION. THE BUYER AND THE SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE SELLER AS A RESULT OF SUCH DEFAULT BY THE BUYER, AND AGREE THAT THE EARNEST MONEY IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE BUYER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE PURCHASE OF THE ASSET, THE EARNEST MONEY SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE SELLER, AND SHALL BE PAID BY THE ESCROW AGENT TO THE SELLER AS SELLER’S SOLE AND EXCLUSIVE REMEDY HEREUNDER; PROVIDED, HOWEVER, THE FOREGOING SHALL NOT LIMIT THE BUYER’S OBLIGATION TO PAY TO THE SELLER ALL ATTORNEYS’ FEES AND COSTS OF THE SELLER TO ENFORCE THE PROVISIONS OF THIS SECTION 13.1. THE PAYMENT OF THE EARNEST MONEY AS LIQUIDATED DAMAGES IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 OR 1677.

SELLER’S INITIALS:	BUYER’S INITIALS:

__________________________	___________________________

SECTION 13.2. BUYER’S TERMINATION.

(a)          THIS AGREEMENT MAY BE TERMINATED BY THE BUYER PRIOR TO THE CLOSING IF (I) ANY OF THE CONDITIONS PRECEDENT TO THE BUYER’S OBLIGATIONS SET FORTH IN SECTION 5.2 HAVE NOT BEEN SATISFIED OR WAIVED BY THE BUYER ON OR PRIOR TO THE CLOSING DATE OR (II) THERE IS A MATERIAL BREACH OR DEFAULT BY THE SELLER IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO CAUSE THE SALE OF THE ASSET ON THE CLOSING DATE.

(b)   UPON TERMINATION OF THIS AGREEMENT BY THE BUYER PURSUANT TO SUBSECTION 13.2(a), AS THE BUYER’S SOLE AND EXCLUSIVE REMEDY, THE ESCROW AGENT SHALL DISBURSE THE EARNEST MONEY TO THE BUYER, AND UPON SUCH DISBURSEMENT THE SELLER AND THE BUYER SHALL HAVE NO FURTHER OBLIGATIONS UNDER THIS AGREEMENT, EXCEPT THOSE WHICH EXPRESSLY SURVIVE SUCH TERMINATION.

(c)   IF THE SELLER SHALL DEFAULT IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT TO CAUSE THE SALE OF THE ASSET ON THE CLOSING DATE, THE BUYER, AT ITS OPTION, AS ITS SOLE AND EXCLUSIVE REMEDY, MAY (I) TERMINATE THIS AGREEMENT, DIRECT THE ESCROW AGENT TO DELIVER THE EARNEST MONEY TO THE BUYER AND RETAIN THE EARNEST MONEY, AT WHICH TIME THIS AGREEMENT SHALL BE TERMINATED AND OF NO FURTHER FORCE AND EFFECT EXCEPT FOR THE PROVISIONS WHICH EXPLICITLY SURVIVE SUCH TERMINATION, PROVIDED THAT IN THE EVENT THAT SELLER WILLFULLY FAILS TO TENDER THE DEED AND OTHER CLOSING DELIVERIES REQUIRED TO BE DELIVERED BY SELLER TO BUYER UNDER THIS AGREEMENT, BUYER SHALL BE ENTITLED TO RECOVER ALL OUT OF POCKET EXPENSES INCURRED BY BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ALL INSPECTION, FINANCING AND RELATED COSTS INCURRED BY BUYER AND ALL REASONABLE ATTORNEY'S FEES AND EXPENSES) UP TO AN AMOUNT NOT TO EXCEED TWO MILLION DOLLARS ($2,000,000) OR (II) SPECIFICALLY ENFORCE THE TERMS AND CONDITIONS OF THIS AGREEMENT. . BUYER AND THE SELLER HEREBY ACKNOWLEDGE AND AGREE THAT IT WOULD BE IMPRACTICAL AND/OR EXTREMELY DIFFICULT TO FIX OR ESTABLISH THE ACTUAL DAMAGE SUSTAINED BY THE BUYER AS A RESULT OF SUCH DEFAULT BY THE SELLER, AND AGREE THAT THE REMEDY SET FORTH IN CLAUSE (I) ABOVE IS A REASONABLE APPROXIMATION THEREOF. ACCORDINGLY, IN THE EVENT THAT THE SELLER BREACHES THIS AGREEMENT BY DEFAULTING IN THE COMPLETION OF THE SALE, AND THE BUYER ELECTS NOT TO EXERCISE THE REMEDY SET

FORTH IN CLAUSE (II) ABOVE BUT INSTEAD ELECTS THE REMEDY SET FORTH IN CLAUSE (I) ABOVE, THE DELIVERY OF THE EARNEST MONEY TO THE BUYER SHALL CONSTITUTE AND BE DEEMED TO BE THE AGREED AND LIQUIDATED DAMAGES OF THE BUYER WHICH IS NOT INTENDED TO BE A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE BUYER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. BUYER AGREES TO, AND DOES HEREBY, WAIVE ALL OTHER REMEDIES AGAINST THE SELLER WHICH THE BUYER MIGHT OTHERWISE HAVE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT BY THE SELLER.

SELLER’S INITIALS:	BUYER’S INITIALS:

__________________________	___________________________

ARTICLE XIV

TAX CERTIORARI PROCEEDINGS

SECTION 14.1.   Prosecution and Settlement of Proceedings. The Seller reserves and shall have the right to initiate, prosecute and/or settle any tax reduction proceedings in respect of the Property relating to any period of the Seller’s ownership of the Property; provided, however, that the Seller shall not settle any tax reduction proceedings in respect of the Property relating to or affecting taxes attributable to the fiscal year in which the Closing occurs without the Buyer’s prior written consent, which consent may be granted or withheld in the sole discretion of the Buyer. The Buyer shall reasonably cooperate with the Seller in connection with the prosecution of any such tax reduction proceedings.

SECTION 14.2.   Application of Refunds or Savings. Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of the Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the Closing shall belong to and be the property of the Buyer. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Seller and the Buyer in proportion to the gross amount of such refunds or savings payable to the Seller and the Buyer, respectively (without regard to any amounts reimbursable to tenants); provided, however, that neither the Seller nor the Buyer shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

SECTION 14.3.   Survival. The provisions of this Article XIV shall survive the Closing.

ARTICLE XV

MISCELLANEOUS

SECTION 15.1.   Use of Blackstone Name and Address. The Buyer hereby acknowledges and agrees that neither the Buyer nor any affiliate, successor, assignee or designee of Buyer shall be entitled to use the name “Blackstone” or “BRE/St. Francis L.L.C.” in any way whatsoever.

SECTION 15.2.   Exculpation of the Seller. Notwithstanding anything to the contrary contained herein, the Seller’s shareholders, partners, members, the partners or members of such partners, the shareholders of such partners, members, and the trustees, officers, directors, employees, agents and security holders of the Seller and the partners or members of the Seller assume no personal liability for any obligations entered into on behalf of the Seller and its individual assets shall not be subject to any claims of any person relating to such obligations. The foregoing shall govern any direct and indirect obligations of the Seller under this Agreement.

SECTION 15.3.   Brokers. The Seller represents and warrants to the Buyer that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Broker. The Seller agrees to indemnify, protect, defend and hold the Buyer harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Seller’s breach of the foregoing representation in this subsection (a). The provisions of this subsection (a) shall survive the Closing and any termination of this Agreement. The Seller shall be responsible for the payment of any amounts due Broker.

(b)          The Buyer represents and warrants to the Seller that it has dealt with no broker, salesman, finder or consultant with respect to this Agreement or the transactions contemplated hereby other than Broker. The Buyer agrees to indemnify, protect, defend and hold the Seller harmless from and against all claims, losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and disbursements) and charges resulting from the Buyer’s breach of the foregoing representations in this subsection (b). The provisions of this subsection (b) shall survive the Closing and any termination of this Agreement.

SECTION 15.4.   Confidentiality; Press Release; IRS Reporting Requirements. (a) The Buyer and the Seller, and each of their respective affiliates shall hold as confidential all information disclosed in connection with the transaction contemplated hereby and concerning each other, the Asset, this Agreement and the transactions contemplated hereby and shall not release any such information to third parties without the prior written consent of the other parties hereto, except (i) any information which was previously or is hereafter publicly disclosed (other than in violation of this Agreement or other confidentiality agreements to which affiliates of the Buyer are parties), (ii) to their partners, advisers, underwriters, analysts, employees, affiliates, officers, directors, consultants, lenders, accountants, legal counsel, title companies or other advisors of any of the foregoing, provided that they are advised as to the confidential nature of such information and are instructed to maintain such confidentiality and (iii) to comply with any law, rule or regulation (including without limitation those of the United States Securities and Exchange Commission). The foregoing shall constitute a modification of any prior confidentiality agreement that may have been entered into by the parties. The provisions of this Section shall survive the Closing or the termination of this Agreement for a period of one year.

(b)          The Seller or the Buyer may issue a press release with respect to this Agreement and the transactions contemplated hereby, provided that the content of any such press release shall be subject to the prior written consent of the other party hereto and in no event shall any such press release issued by the Buyer disclose the identity of the Seller’s direct or indirect beneficial owners by name or the consideration paid to the Seller for the Asset.

(c)          For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including, but not limited to, any requirements set forth in proposed Income Tax Regulation Section 1.6045-4 and any final or successor version thereof (collectively, the “IRS Reporting Requirements”), the Seller and the Buyer hereby designate and appoint the Escrow Agent to act as the “Reporting Person” (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, the Seller and the Buyer hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person, including, but not limited to, the requirement that the Seller and the Buyer each retain an original counterpart of this Agreement for at least four years following the calendar year of the Closing.

SECTION 15.5.   Escrow Provisions. (a) The Escrow Agent shall hold the Earnest Money in escrow in an interest-bearing bank account at a federally insured banking institution (the “Escrow Account”).

(b)          The Escrow Agent shall hold the Earnest Money in escrow in the Escrow Account until the Closing or sooner termination of this Agreement and shall hold or apply such proceeds in accordance with the terms of this subsection (b). The Seller and the Buyer understand that no interest is earned on the Earnest Money during the time it takes to transfer into and out of the Escrow Account. At the Closing, the Earnest Money shall be paid by the Escrow Agent to, or at the direction of, the Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of such amount, the Escrow Agent shall, within 24 hours give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection within five Business Days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five Business Day period or if for any other reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold such amount until otherwise directed by joint written instructions from the parties to this Agreement or a final judgment of a court of competent jurisdiction. However, the Escrow Agent shall have the right at any time to deposit the Earnest Money with the clerk of the court of New York County. The Escrow Agent shall give written notice of such deposit to the Seller and the Buyer. Upon such deposit the Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c)          The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and the Escrow Agent shall not be liable to either of the parties for any act or omission on its part, other than for its gross negligence or willful misconduct. The Seller and the Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all costs, claims and expenses, including attorneys’ fees and disbursements, incurred in connection with the performance of the Escrow Agent’s duties hereunder.

(d)          The Escrow Agent has acknowledged its agreement to these provisions by signing this Agreement in the place indicated following the signatures of the Seller and the Buyer.

SECTION 15.6.   Successors and Assigns; No Third-Party Beneficiaries. The stipulations, terms, covenants and agreements contained in this Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective permitted successors and assigns (including any successor entity after a public offering of stock, merger, consolidation, purchase or other similar transaction involving a party hereto) and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 15.7.   Assignment. This Agreement may not be assigned by the Buyer without the prior written consent of the Seller, other than to affiliates of the Buyer. The Buyer may designate an affiliate to which the Asset will be assigned at the Closing, provided that the Buyer will continue to remain primarily liable under this Agreement notwithstanding any such designation.

SECTION 15.8.   Further Assurances. From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 15.9.   Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and shall be (i) personally delivered, (ii) delivered by express mail, Federal Express or other comparable overnight courier service, (iii) telecopied, with telephone or written confirmation within one Business Day, or (iv) mailed to the party to which the notice, demand or request is being made by certified or registered mail, postage prepaid, return receipt requested, as follows:

(a)	To the Seller:

BRE/St. Francis L.L.C.

345 Park Avenue

32nd Floor

New York, New York 10154

Attention: Gary M. Sumers

Facsimile: 212-583-5730

Telephone: 212-583-5813

with copies thereof to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Scott M. Kobak, Esq.

Facsimile: 212-455-2502

Telephone: 212-455-7210

(b)	To the Buyer:

SHC St. Francis, L.L.C.

c/o Strategic Hotel Capital, Inc.

77 West Wacker Drive

Suite 4600

Chicago, Illinois 60601

Attention:	General Counsel
Facsimile:	312 658 5799
Telephone:	312 658 5000

with copies thereof to:

Perkins Coie LLP

131 S. Dearborn Street, Suite 1700

Chicago, IL 60603-5559

Attention: Phil Gordon, Esq.

Facsimile: (312) 324-9400

Telephone: (312) 324-8600

All notices (i) shall be deemed to have been given on the date that the same shall have been delivered in accordance with the provisions of this Section and (ii) may be given either by a party or by such party’s attorneys. Any party may, from time to time, specify as its address for purposes of this Agreement any other address upon the giving of 10 days’ prior notice thereof to the other parties.

SECTION 15.10.   Entire Agreement. This Agreement, along with the Exhibits and Schedules hereto contains all of the terms agreed upon between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore had or made among the parties hereto are merged in this Agreement which alone fully and completely expresses the agreement of the parties hereto.

SECTION 15.11.   Amendments. This Agreement may not be amended, modified, supplemented or terminated, nor may any of the obligations of the Seller or the Buyer hereunder be waived, except by written agreement executed by the party or parties to be charged.

SECTION 15.12.   No Waiver. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

SECTION 15.13.   Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of New York.

SECTION 15.14.   Submission to Jurisdiction. Each of the Buyer and the Seller irrevocably submits to the jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Buyer and the Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Buyer and the Seller irrevocably and unconditionally waives trial by jury and irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 15.15.   Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

SECTION 15.16.   Section Headings. The headings of the various Sections of this Agreement have been inserted only for purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.

SECTION 15.17.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

SECTION 15.18.   Acceptance of Deed. The acceptance of the Deed by the Buyer shall be deemed full compliance by the Seller of all of the Seller’s obligations under this Agreement except for those obligations of the Seller which are specifically stated to survive the delivery of the Deed hereunder.

SECTION 15.19.   Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

SECTION 15.20.   Recordation. Neither this Agreement nor any memorandum or notice of this Agreement may be recorded by any party hereto without the prior written consent of the other party hereto. The provisions of this Section shall survive the Closing or any termination of this Agreement. The Buyer also agrees not to file any lis pendens or other instrument against the Asset in connection herewith. In furtherance of the foregoing, the Buyer (i) acknowledges that the filing of a lis pendens or other evidence of the Buyer’s rights or the existence of this Agreement against or encumbering the Asset could cause significant monetary and other damages to the Seller, and (ii) hereby indemnifies the Seller from and against any and all liabilities, damages, losses, costs or expenses (including without limitation attorneys fees and expenses) arising out of a breach of this Section 15.20. The provisions of this Section 15.20 shall survive the Closing or any termination of this Agreement.

SECTION 15.21.   Waiver of Jury Trial. The Seller and the Buyer hereby waive trial by jury in any action, proceeding or counterclaim brought by any party against another party on any matter arising out of or in any way connected with this Agreement.

SECTION 15.22.   Time is of the Essence. The Seller and the Buyer agree that time is of the essence with respect to the obligations of the Buyer and Seller under this Agreement.

SECTION 15.23.   Books and Records.

After the Closing, Buyer shall provide Seller and its accountants and their respective representatives access, at reasonable times upon reasonable advance notice, to all of the books and records of the Hotel that have been delivered to Buyer upon the Closing. The provisions of this Section 15.24 shall survive the Closing.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SELLER:

BRE/ST. FRANCIS L.L.C.

By:	/s/ Anthony Beovich
	Name:	Anthony Beovich
	Title:	Vice President

BUYER:

SHC ST. FRANCIS, L.L.C.

By:	/s/ Stephen K. Miller
	Name:	Stephen K. Miller
	Title:	Senior Vice President

JOINDER BY ESCROW AGENT

FIDELITY NATIONAL TITLE INSURANCE COMPANY, referred to in this Agreement as the “Escrow Agent,” hereby acknowledges that it received this Agreement executed by Seller and Buyer as of the 4th day of April, 2006, and accepts the obligations of the Escrow Agent as set forth herein. Escrow Agent further acknowledges that it received the Earnest Money on the 5th day of April, 2006. The Escrow Agent hereby agrees to hold and distribute the Earnest Money in accordance with the terms and provisions of the Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Kenneth C. Cohen
	Name:	Kenneth C. Cohen
	Title:	Senior Vice President